Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

by and among

THE COCA-COLA COMPANY

MUSTANG ACQUISITION COMPANY, LLP

ENERGY BRANDS INC. D/B/A GLACEAU

and

THE STOCKHOLDER REPRESENTATIVES IDENTIFIED HEREIN

dated as of May 24, 2007

i

Exhibit A	Form of Stockholder Consent
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Indemnification Escrow Agreement
Exhibit D	Key Employee Escrow Agreement
Exhibit E	Cancellation Acknowledgment
Exhibit F	Form of Note Drawdown, Indemnification and Collateral Agreements
Exhibit G	Form of Investment Agreement
Exhibit H	Form of Stock Escrow and Collateral Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of May 24, 2007 (this “Agreement”), is made and entered into by and among The Coca-Cola Company, a Delaware corporation (“Parent”), Mustang Acquisition Company, LLP, a Delaware limited liability partnership and a wholly-owned Subsidiary of Parent (“Merger Sub”), Energy Brands Inc. d/b/a/ Glaceau, a New York corporation (the “Company”), and J. Darius Bikoff (“Bikoff”) and Michael Repole (“Repole”), each solely in his capacity as, respectively, the Initial Stockholder Representative and the Substitute Stockholder Representative (as such terms are defined herein) pursuant to the terms of this Agreement.

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein;

WHEREAS, immediately following the execution of this Agreement by each of Parent, Merger Sub and the Company, Company Securityholders holding at least two-thirds of the outstanding Company Common Stock will execute, adopt and deliver to the Company a stockholder written consent, the form of which is attached hereto as Exhibit A, adopting this Agreement and approving the transactions set forth herein, including the Merger (the “Stockholder Consent”), which Stockholder Consent shall constitute the required adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by those Company Securityholders required to approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the Restated Certificate of Incorporation of the Company, dated October 19, 2006 (the “Company Certificate of Incorporation”), and Amended and Restated By-laws of the Company, dated October 19, 2006 (the “Company By-Laws”), and applicable Law (the “Requisite Stockholder Approval”);

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, certain Key Employees (as such term is defined herein) of the Company have agreed to defer receipt of a portion of the consideration to which such Persons otherwise would be entitled in connection with the consummation of the Merger; and

WHEREAS, immediately prior to the Effective Time, (i) Tata Tea (GB) Investments Limited, a company organized under the laws of England and Wales (“TTGBI”) and Tata Limited, a company organized under the laws of England and Wales (“TL”) intend to contribute 100% of their shares of Company Common Stock to Merger Sub in exchange for Partnership Interests of Merger Sub (the “Contribution”) and (ii) Parent intends to contribute an amount not less than the Merger Consideration multiplied by the General Escrow Percentage in exchange for Partnership Interests of Merger Sub.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Defined Terms.  As used herein, the following terms shall have the following meanings:

“Account Certificate” has the meaning ascribed to such term in Section 2.8(b).

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.

“Additional Per Share Merger Consideration” means an amount to be paid in respect of each Company Security formerly held by a Company Securityholder (other than any Dissenting Shares) equal to the quotient of (A) any amount determined as provided in Section 8.10(c)(i) or Section 8.10(d)(i) to be available for distribution to Entitled Company Securityholders divided by (B) the number of Company Securities held by Entitled Company Securityholders.

“Administrative Expense Amount” means an amount equal to the product of $3,000,000 multiplied by the General Escrow Percentage, such amount to be held in a trust account by the Stockholder Representative and used for the purposes described in Section 8.10(e).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed to such term in the preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States federal or state Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Appraisal Rights Fraction” means, at any date,  a fraction the numerator of which is the number of Dissenting Shares and the denominator of which is the aggregate number of Company Securities outstanding immediately prior to the Effective Time which are entitled to be exchanged for payments hereunder multiplied by the General Escrow Percentage.

“Australian Settlement Agreement” means the settlement agreement between George Leppessiotis (“Leppessiotis”), Nicholas Sideridis (“Sideridis”), and the Company, in connection with certain Australian Trade Mark Applications, together with any amendments thereto and any other agreements between Leppessiotis and/or Sideridis and the Company.

“Balance Sheet” means the December 31, 2006 balance sheet included in the Financial Statements.

“Bikoff” has the meaning ascribed to such term in the preamble.

“Bikoff-Related Entities” means J. Darius Bikoff 2006 Associates, LLC, a Delaware limited liability company, and Fuji Holdings, LLC, a New York limited liability company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which financial institutions in The City of New York, New York, are required or authorized by Law to be closed.

“Call Option” means the call option issued pursuant to the Put/Call Agreement.

“Cancellation Acknowledgement” has the meaning ascribed to such term in Section 2.10(a).

“Certificates of Merger” has the meaning ascribed to such term in Section 2.3.

“Certificates” has the meaning ascribed to such term in Section 2.10(a).

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning ascribed to such term in Section 2.2.

“Closing Date” has the meaning ascribed to such term in Section 2.2.

“Closing Shortfall” means an amount, if a positive number, equal to the difference of (a) $130 million minus (b) the amount of cash in the Identified Company Account as set forth in the Account Certificate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company By-Laws” has the meaning ascribed to such term in the recitals.

“Company Certificate of Incorporation” has the meaning ascribed to such term in the recitals.

“Company Common Stock” means, collectively, the Common Stock, par value $0.01 per share, of the Company and the Class A Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, as delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Energy Brands Inc. 2003 Stock Option and Restricted Stock Plan, the Energy Brands, Inc. 2000 Non-Qualified Stock Option Plan, the 2000 Non-Qualified Directors Stock Option Plan, the Energy Brands 2006 Employee Stock Option Plan, and the Energy Brands 2006 Non-Employee Stock Option Plan.

“Company Option” means each option, security or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Company Common Stock (other than the Warrants).

“Company Securities” means, collectively, Company Common Stock, Company Options and the Warrants.  When any reference is made hereunder to the “number” of Company Securities, such reference shall be the number of shares of Company Common Stock referred to plus the number of shares of Company Common Stock covered by the Company Options and Warrants referred to.

“Company Securityholders” means the holders of Company Securities immediately prior to the Effective Time.

“Company Transaction Expenses” has the meaning ascribed to such term in Section 9.1.

“Company” has the meaning ascribed to such term in the preamble.

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 6, 2006, between the Company and Parent.

“Contract” means any written or oral contract, agreement, commitment, lease, sublease, license or other obligation.

“Contribution” has the meaning ascribed to such term in the preamble.

“control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Copyrights” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Covered Persons” has the meaning ascribed to such term in Section 5.8(a).

“Dissenting Shares” has the meaning ascribed to such term in Section 2.7(a).

“Dissenting Stockholder” has the meaning ascribed to such term in Section 2.7(f).

“Distribution Agreement” means any Contract that is currently in force entered into by the Company relating to the distribution of Products.

“DOJ” means the United States Department of Justice.

“DRUPA” has the meaning ascribed to such term in Section 2.1.

“Effective Time” has the meaning ascribed to such term in Section 2.3.

“Employees” has the meaning ascribed to such term in Section 5.12.

“Encumbrance” means any pledge, lien, security interest, mortgage, charge, hypothecation, claim, equitable interest, encroachment, easement, defect of title, adverse claim, option, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), or restriction on the creation of any of the foregoing, whether relating to any asset, property or right or the income or profits therefrom.

“Endorsement Agreement” means any Contract that is currently in force to which the Company is a party relating to the endorsement, promotion, marketing, support, sponsorship, placement or other similar activity in respect of one or more Products by or with any Person, including actors, artists, athletes, celebrities, musicians, other public figures, stadiums, arenas, racetracks, theatres, halls and other venues.

“Entitled Company Securityholders” means, at any date, (I) all persons who held Company Securities outstanding immediately prior to the Effective Time that are entitled to be exchanged for payments hereunder other than (x) Dissenting Stockholders and (y) if the Escrow Modification shall have occurred, the Senior Executives and the Bikoff-Related Entities and (II) if either the Put Option or the Call Option shall have been exercised, TTGBI and TL.

“Environmental Claim” means any Action by any Person alleging potential Liability (including potential Liability for investigatory costs, clean-up costs, response costs of Governmental Entities, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of human health as it relates to exposure to Hazardous Materials, the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” has the meaning ascribed to such term in Section 3.17(a).

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.17(a).

“Escrow Modification” shall have the meaning ascribed to such term in Section 8.6.

“Exchange Agent” has the meaning ascribed to such term in Section 2.9(c).

“Exchange Agreement” has the meaning ascribed to such term in Section 2.9(c).

“Exchange Fund” has the meaning ascribed to such term in Section 2.9(c).

“FDA” means the Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, including the rules and regulations promulgated thereunder.

“Financial Statements” means the audited balance sheets of the Company for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, the related audited consolidated statements of income, change in shareholders’ equity and cash flows of the Company for the years then ended, including the related notes and schedules thereto and the unaudited balance sheet of Company and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) months ended as of March 31, 2007.

“Food and Beverage Laws” has the meaning ascribed to such term in Section 3.16(a).

“Formulae” means all of the formulae, ingredient lists, blends, mixing instructions and processes used in or to manufacture the Products.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“GE Settlement Agreement” means the settlement agreement between General Electric Company (“GE”) and the Company, together with any amendments thereto and any other agreements between GE or its Affiliates and the Company with respect to trademarks.

“General Escrow Percentage” means, at any date, 100% minus (x) if the Contribution shall have occurred but neither the Put Option nor the Call Option shall have been exercised, 28.6% and minus (y) if the Escrow Modification shall have occurred, 22.0%.

“Governmental Entity” means any federal, national, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, including, without limitation, any office of a state attorney general, or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution

Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Holder Documents” has the meaning ascribed to such term in Section 2.10(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Company Account” means the Company bank account identified on Section 1.1(a) of the Company Disclosure Schedules.

“Indebtedness” means, with respect to any Person, without duplication, all obligations in respect of (i) borrowed money, (ii) indebtedness evidenced by notes, debentures or similar instruments, (iii) capitalized lease obligations, (iv) such Person, that are secured by any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (iv) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable), (v) conditional sale, title, retention or similar arrangements, (vi) all letters of credit issued for the account of such Person, (vii) reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (viii) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (vii), and (ix) the guaranty of the Indebtedness of any other Person.

“Indemnification Escrow Account” means the bank account established by the Indemnification Escrow Agent pursuant to the Indemnification Escrow Agreement.

“Indemnification Escrow Agent” has the meaning ascribed to such term in Section 2.9(a).

“Indemnification Escrow Agreement” has the meaning ascribed to such term in Section 2.9(a).

“Indemnification Escrow Amount” has the meaning ascribed to such term in Section 2.9(a).

“Indemnification Escrow Funds” has the meaning ascribed to such term in Section 2.9(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 8.3.

“Initial Stockholder Representative” means Bikoff.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, to the extent any celebrities are shown or named on product labeling or in mass-media advertising campaigns (v) computer programs (whether in source code, object code, or other form), databases and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vii) all rights in the foregoing, including all common law rights therein; and (viii) all applications and registrations for the foregoing.

“Investment Agreements” means the several Investment Agreements, dated as of the date hereof, each between a Senior Executive and Parent.  A form of Investment Agreement is attached hereto as Exhibit G.

“Key Employee Escrow” has the meaning ascribed to such term in Section 2.9(b).

“Key Employee Escrow Agreement” has the meaning ascribed to such term in Section 2.9(b).

“Key Employees” means each of the individuals identified in Section 2.9(b) of the Company Disclosure Schedules.

“Knowledge of the Company” means the actual knowledge of: Bikoff, Carol Dollard, Rohan Oza, Michael Repole, Michael Venuti, Joseph DiSalvo and Wendy Kaplowitz.

“Late Survival Amount” means, at any date, (x) 10% of the Indemnification Escrow Amount multiplied by the General Escrow Percentage.

“Law” means any federal, state, local or foreign statute, law, ordinance, requirement, decree, regulation, rule, code or order.

“Leases” has the meaning ascribed to such term in Section 3.11(c).

“Liability” means any liability, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, Action or other loss or damage, cost or expense of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due, including any such liability under Environmental Laws and for Taxes.

“Liquidated Damages Costs” means with respect to a Distribution Agreement, costs and fees (referred to in some of the Company’s distribution agreements as “liquidated damages”) that are specified as payable by the Company if such Distribution Agreement were to be terminated.

“Losses” has the meaning ascribed to such term in Section 8.2.

“Management Incentive Plan” has the meaning ascribed to such term in the recitals.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company, excluding any such change, effect, event, occurrence, circumstance, state of facts or development resulting from or arising in connection with (i) changes or conditions generally affecting the economy or the financial markets, (ii) the industry in which the Company operates in general, (iii) changes in Law (other than Laws relating to the industry in which the Company operates) or GAAP, (iv) earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof, or (v) other than for purposes of the use of the term “Material Adverse Effect” in Section 3.4(c) and (d), the announcement or performance of this Agreement or the transactions contemplated hereby; provided, however, that with respect to the foregoing clauses (i)-(iv), such change, effect, event, occurrence, circumstance state of facts or development is no more adverse to the Company than to other Persons operating in the industry in which the Company operates.

“Material Contract” has the meaning ascribed to such term in Section 3.13(a).

“Merger Consideration Schedule” has the meaning ascribed to such term in Section 2.8(a).

“Merger Consideration” has the meaning ascribed to such term in Section 2.7.

“Merger Sub” has the meaning ascribed to such term in the preamble.

“Merger” has the meaning ascribed to such term in the recitals.

“Note Drawdown and Collateral Agreements” means the several Note Drawdown, Indemnification and Additional Collateral Agreements, each between a Senior Executive and Parent.  A form of Note Drawdown, Indemnification and Additional Collateral Agreement is attached hereto as Exhibit F.

“NYBCL” has the meaning ascribed to such term in Section 2.1.

“OFPA” means the Organic Food Productions Act of 1990, as amended, and the regulations adopted thereunder by the National Organic Standards Board.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Parent Material Adverse Effect” means any change or effect that could reasonably be expected to prevent or impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger of the other transactions contemplated by this Agreement.

“Parent” has the meaning ascribed to such term in the preamble.

“Parent Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“Participating Common Convertible Holder” has the meaning ascribed to such term in Section 2.10(c).

“Participating Common Holder” has the meaning ascribed to such term in Section 2.10(b).

“Patents” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“PBGC” has the meaning ascribed to such term in Section 3.17(c).

“Pending Claim” has the meaning ascribed to such term in Section 8.10(a).

“Per Share Merger Consideration” means an amount per share equal to the quotient of (A) the sum of the Merger Consideration plus the aggregate exercise or conversion price of all of the Company Options and Warrants in respect of which a portion of the Merger Consideration is payable under Section 2.7(c), as applicable, divided by (B) the number of Company Securities outstanding immediately prior to the Effective Time, other than any Company Securities held by the Company.

“Per Share Closing Date Merger Consideration” means an amount per share equal to the quotient of (A) the sum of the Merger Consideration plus the aggregate exercise or conversion price of all of the Company Options and Warrants in respect of which a portion of the Merger Consideration is payable under Section 2.7(c), as applicable, less (i) the Indemnification Escrow Amount (determined as if the General Escrow Percentage were 100%) and (ii) the Administrative Expense Amount, divided by (B) the number of Company Securities outstanding immediately prior to the Effective Time, other than any Company Securities held by the Company.

“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits issued by any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for current Taxes not yet due or payable or that are being contested in good faith for which proper reserves have been provided in accordance with GAAP, (ii) Encumbrances imposed by Law, such as Encumbrances of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Encumbrances if payment is not overdue on the underlying obligation by more than 30 days, (iii) Encumbrances reflected in the Financial Statements or created in the ordinary course of business subsequent to the date of the Balance Sheet, (iv) Encumbrances created by this Agreement or by the actions of Parent, or (v) any other Encumbrances on an asset that do not, individually or in the aggregate, materially affect the value of, or materially impair the existing use of, such asset in the ordinary course of business of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plans” has the meaning ascribed to such term in Section 3.17(a).

“Product” means all non-alcoholic beverages manufactured by or for the Company, including flavored or unflavored, sparkling or still, drinking or bottled waters and water beverages, whether or not such products contain vitamins, minerals, herbs, essences, soy protein or nutritional supplements.

“Put/Call Agreement” means the Put and Call Option Agreement, dated as of the date hereof, by and among Parent, Tata Tea (GB) Limited, a company organized under the laws of England and Wales, TTGBI and TL.

“Put Option” the put option issued pursuant to the Put/Call Agreement.

“Related Party Transaction” has the meaning ascribed to such term in Section 3.26(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Repole” has the meaning ascribed to such term in the preamble.

“Representatives” means, with regard to any specified Person, such Person’s directors, officers, employees, partners, members, Affiliates, financial advisors, attorneys, accountants, consultants, agents and representatives.

“Requisite Stockholder Approval” has the meaning ascribed to such term in the recitals.

“Reserve Amount” has the meaning ascribed to such term in Section 8.10(a).

“Resignation Event” has the meaning ascribed to such term in Section 9.3(b).

“Restraints” has the meaning ascribed to such term in Section 6.1(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders Agreement” means the Securityholders Agreement dated as of August 23, 2006, as amended on October 19, 2006, among the Company and the Company Securityholders identified therein.

“Senior Executives” means each of the following individuals: Bikoff, Repole, and Michael Venuti.

“SFTA” means the Sanitary Food Transportation Act, as amended, including the rules and regulations promulgated thereunder.

“Shared Fees” has the meaning ascribed to such term in Section 9.1.

“Sherman Act” means Sherman Antitrust Act of 1890.

“Software” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Stock Escrow and Collateral Account” has the meaning ascribed to such term in the Stock Escrow and Collateral Agreement.

“Stock Escrow and Collateral Agreement” means an escrow agreement substantially in the form attached hereto as Exhibit H.

“Stockholder Consent” has the meaning ascribed to such term in the recitals.

“Stockholder Representative” has the meaning ascribed to such term in Section 9.3(a).

“Subsidiary” means, in respect of any Person, any corporation or other legal entity of which such Person (either alone or together with other Subsidiaries of such Person) owns, directly or indirectly, more than 50% of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% percent of the stock or other equity interests of such entity).

“Substitute Stockholder Representative” means Repole.

“Supplemental Indemnity Agreement” means the supplemental Indemnity Agreement dated the date hereof between Parent and Bikoff.

“Survival Period” has the meaning ascribed to such term in Section 8.1.

“Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

“Tax Return” means all material returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund and amended returns) required to be supplied to a Governmental Entity relating to Taxes.

“Tax” means (i) any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other charge or assessment by a Governmental Entity or deficiencies thereof (including all interest and penalties thereon and additions thereto), (ii) any Liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor Liability, and (iii) any Liability for the payments of any amounts as a result of being a party to any agreement or as a result of any express or implied obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (i) or (ii).

“Termination Date” has the meaning ascribed to such term in Section 7.1(a).

“Third Party Claim” has the meaning ascribed to such term in Section 8.3.

“TL” has the meaning ascribed to such term in the recitals.

“Trade Secrets” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Trademarks” has the meaning ascribed to such term in the definition of “Intellectual Property”.

“Transaction Expenses” has the meaning ascribed to such term in Section 9.1.

“Transmittal Letter” has the meaning ascribed to such term in Section 2.10(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“TTGBI” has the meaning ascribed to such term in the recitals.

“USDA” means the United States Department of Agriculture.

“WARN Act” has the meaning ascribed to such term in Section 3.18(d).

“Warrant” has the meaning ascribed to such term in Section 2.7(c)(iii).

Section 1.2                                      Interpretation and Construction.  Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply:

(a)                                  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)                                 When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)                                    A reference to “$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America.

(g)                                 A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(h)                                 A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(i)                                     The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”) and the Delaware Revised Uniform Partnership Act (the “DRUPA”), Merger Sub shall be merged with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2                                      Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions); provided, however, that Parent, in its sole discretion, may delay the Closing by no more than five (5) Business Days following such second Business Day (the date on which the Closing occurs being hereinafter referred to as the “Closing Date”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, unless another time, date or place is agreed to in writing by Parent and the Company.

Section 2.3                                      Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing (a) with the Secretary of State of the State of New York, a certificate of merger and (b) with the

Secretary of State of the State of Delaware, a certificate of merger (together with the certificate of merger referred to in clause (a), the “Certificates of Merger”), in each case, in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the NYBCL and the DRUPA (as applicable) and Parent shall make or cause to be made all other filings or recordings required under the NYBCL and the DRUPA in connection with the Merger.  The Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of New York in accordance with Section 904-a of the NYBCL and the Secretary of State of the State of Delaware in accordance with Section 15-902 of the DRUPA or at such later time as Parent and the Company shall agree in writing and shall so specify in the Certificates of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4                                      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the NYBCL and the DRUPA.

Section 2.5                                      Certificate of Incorporation; By-laws.

(a)                                  At the Effective Time, the Company Certificate of Incorporation shall be amended to read in its entirety as set forth on Exhibit B hereto, and as so amended such Company Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the NYBCL and such Company Certificate of Incorporation.

(b)                                 At the Effective Time, the By-laws of the managing partner of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the NYBCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

Section 2.6                                      Directors and Officers.  From and after the Effective Time, the directors of the managing partner of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.7                                      Merger Consideration.  The aggregate amount to be paid by Parent on the Closing Date with respect to all of the outstanding shares of Company Common Stock and any options, warrants or other rights to acquire any securities of the Company (including Company Common Stock, Company Options and Warrants) shall equal the difference of (such amount, the “Merger Consideration”):  (a) Four Billion Two Hundred and Thirty Million Dollars ($4,230,000,000) minus (b) the sum of (i) the aggregate amount of the Company Transaction Expenses (to the extent not paid prior to the determination of the Closing Shortfall) and (ii) any Closing Shortfall.

(a)                                  Conversion of Company Common Stock.  At the Effective Time, in accordance with the terms and subject to the conditions of this Agreement by virtue of the Merger and without any action on the part of the holder of any shares of Company Common

Stock or Company Options, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.7(b)) and shares, if any, of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Agreement or consented thereto in writing and who has complied with the requirements of Section 910 of the NYBCL (“Dissenting Shares”) shall be canceled and extinguished and converted into the right to receive an amount of cash equal to the Per Share Merger Consideration, determined and paid in accordance with the terms, provisions and procedures set forth in this Agreement (including those in Section 2.9 and Article VIII).

(b)                                 Cancellation of Company Common Stock Owned by the Company and Merger Sub.  At the Effective Time, any shares of Company Common Stock that are owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any consideration therefor and any shares of Company Common Stock that are owned by Merger Sub shall likewise be cancelled.

(c)                                  Company Options, Company Equity Plans and Warrants.

(i)                                     Each Company Option granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled as of the Effective Time in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of the Per Share Merger Consideration (determined and paid in accordance with the terms, provisions and procedures set forth in  this Agreement (including those in Section 2.9 and Article VIII)) over the exercise price thereof, subject to the terms of this Agreement.  The Company shall take any and all actions necessary to effectuate this Section 2.7(c), including, without limitation, adopting any plan amendments and using its reasonable best efforts to obtain any required consents.

(ii)                                  All of the Company Equity Plans (including any agreements thereunder) will terminate as of the Effective Time and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the Company Common Stock will be deleted, terminated and of no further force or effect as of the Effective Time.

(iii)                               Each share of the Company Common Stock subject to warrants issued by the Company (each, a “Warrant”) that is outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled as of the Effective Time in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of the Per Share Merger Consideration (determined and paid in accordance with the terms, provisions and procedures set forth in this Agreement (including those in Section 2.9 and Article VIII) over the exercise price thereof, subject to the terms of this Agreement.  The Company will use its reasonable best efforts to obtain the consent of each holder of an outstanding Warrant to the foregoing treatment of such Warrant.

(d)                                 Certain Adjustments.  The Per Share Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

(e)                                  Conversion of Merger Sub Interests.  Each of the Partnership Interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted as of the Effective Time into and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f)                                    Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable Law.  Following the Closing, the consent of Parent (which consent shall not be unreasonably withheld) shall be required in order for the Company to voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand made by any holder of Dissenting Shares (a “Dissenting Stockholder”) under applicable Law.  The Company also agrees to give Parent prompt notice of any written demand for appraisal of any Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company related to any rights of appraisal.  Each Dissenting Stockholder who, pursuant to the provisions of applicable Law, becomes entitled to payment of the “fair value” for their shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall effectively waive, withdraw or lose such Dissenting Stockholder’s rights under Section 910 of the NYBCL, then such Person’s Dissenting Shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been canceled at the Effective Time, and Parent shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Company Common Stock, the portion of the Merger Consideration to which such stockholder would otherwise theretofore have been entitled under this Agreement.

Section 2.8                                      Schedule of Merger Consideration.

(a)                                  Section 2.8 of the Company Disclosure Schedules (the “Merger Consideration Schedule”) sets forth, as of the date hereof, (i) the estimated amount of the Merger Consideration calculated pursuant to the formula set forth in Section 2.7, (ii) the estimated Per Share Merger Consideration, (iii) the estimated amount of Per Share Closing Date Merger Consideration, (iv) the estimated amount of the Indemnification Escrow Amount, (v) the amount of the Key Employee Escrow Amount allocated to each Key Employee, and (vi) the estimated Per Share Closing Date Merger Consideration payable to each Company Securityholder as of the Effective Time net of (I) the exercise price under any Warrants or Company Options held by such Company Securityholder and (II) in the case of any Company Securityholder who is a Key Employee, the amount of the Key Employee Escrow Amount allocated to such Company Securityholder.

(b)                                 The Company shall deliver to Parent not less than two Business Days prior to the Closing, (i) an updated Merger Consideration Schedule as of the Closing Date and (ii) a certified bank statement (the “Account Certificate”) showing the amount of cash in the Identified Company Account.  Such updated Merger Consideration Schedule shall identify any Company

Transaction Expenses not paid prior to or taken into account in the termination of the amount of cash in the Company Identified Account described in clause (ii) above.

Section 2.9                                      Payment of Merger Consideration.  At the Closing, Merger Sub shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a)                                  Deposit of Indemnification Escrow Amount.  At the Closing, an amount equal to ten percent (10%) of the Merger Consideration multiplied by the General Escrow Percentage (such amount, as determined from time to time pursuant to this Agreement and the Indemnification Escrow Agreement, the “Indemnification Escrow Amount”) shall be deposited by Merger Sub with the escrow agent (the “Indemnification Escrow Agent”) designated in an escrow agreement (the “Indemnification Escrow Agreement”), substantially in the form attached hereto as Exhibit C, to be entered into at the Closing by Parent, the Company, the Stockholder Representative and the Indemnification Escrow Agent.  The amount of cash held by the Indemnification Escrow Agent, together with any proceeds thereon less any withdrawal therefrom and plus any additions thereto (which shall be apportioned pursuant to the terms of the Indemnification Escrow Agreement), shall at all times constitute the “Indemnification Escrow Funds” and shall be used as specified in the Indemnification Escrow Agreement and Sections 8.6 and 8.10 hereof.  The Company, on the one hand, and Parent, on the other hand, shall each pay 50% of the costs in connection with establishing and maintaining the escrow accounts pursuant to the Indemnification Escrow Agreement.

(b)                                 Key Employee Escrow.  At the Closing, a portion of the Merger Consideration in an aggregate amount equal to Ten Million, Four Hundred Thirty-Six Thousand, Three Hundred and Seventy-Six Dollars ($10,436,376) (the “Key Employee Escrow Amount”) representing the respective contributions of the Key Employees as Key Employee Escrow Funds as set forth on Section 2.9(b) of the Company Disclosure Schedules and agreed to by the Key Employees (pursuant to the Key Employee Escrow Agreement) shall be deposited by Merger Sub with the escrow agent (the “Key Employee Escrow Agent”) designated in an escrow agreement (the “Key Employee Escrow Agreement”), substantially in the form attached hereto as Exhibit D, to be entered into at the Closing by Parent, the Company, each of the Key Employees and the Key Employee Escrow Agent.  The amount of cash held by the Key Employee Escrow Agent, together with any proceeds thereon (which shall be apportioned pursuant to the terms of the Key Employee Escrow Agreement) shall at all times constitute the “Key Employee Escrow Funds” and shall be used as specified in the Key Employee Escrow Agreement.

(c)                                  Administrative Expense Account. At the Closing, the Administrative Expense Amount shall be paid by Merger Sub to Stockholder Representative for deposit into a separate account, and to be held in such separate account and used and distributed by Stockholder Representative in accordance with applicable provisions of this Agreement.

(d)                                 Deposit of Merger Consideration.  At the Closing, Merger Sub shall deposit, or shall cause to be deposited, with an institution that is reasonably satisfactory to the Company (and Parent’s transfer agent shall be deemed reasonably satisfactory to the Company) to act as exchange agent (the “Exchange Agent”) pursuant to an exchange agent agreement to be entered into at the Closing by Parent and the Exchange Agent (the “Exchange Agreement”), for the benefit of the Company Securityholders, the aggregate amount of the Merger Consideration multiplied by the General Escrow Percentage less the Indemnification Escrow Amount deposited with the Indemnification Escrow Agent pursuant to Section 2.9(a), the Key Employee Escrow pursuant to Section 2.9(b), and the Administrative Expense Amount pursuant to Section 2.9(c), (such Merger Consideration, together with any interest with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions set forth in the Exchange Agreement, deliver the cash out of the Exchange Fund in exchange for the outstanding Certificates.  The Exchange Fund shall be held as a trust fund and shall not be subject to any Encumbrance.  Except as contemplated by this Section 2.9(c), the Exchange Fund shall not be used for any other purpose.  The Company, on the one hand, and Parent, on the other hand, shall each pay 50% of the fees and expenses of the Exchange Agent.

Section 2.10                                Exchange Procedures.

(a)                                  Exchange Procedures.  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Company Securityholder of stock certificates, options or warrants or other securities which, immediately prior to the Effective Time represented outstanding Company Securities (other than Company Options) (collectively, the “Certificates”) (i) a letter of transmittal (including the accompanying Substitute Form W-9 or the applicable Form W-8), which shall contain an affirmation of any previously delivered Stockholder Consent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (the “Transmittal Letter”), (ii) in the case of a Company Securityholder that holds Warrants, a duly executed cancellation acknowledgement (a “Cancellation Acknowledgement”), substantially in the form attached hereto as Exhibit E and (iii) instructions for use in effecting the surrender of the Certificates in exchange for cash, in each case to the extent the Company has not previously received such documents duly executed by the applicable Company Securityholder.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Transmittal Letter and Cancellation Acknowledgement, to the extent applicable (in each case to the extent the Company has not previously received such documents duly executed by the applicable Company Securityholder), each duly executed, and such other documents as may be reasonably required pursuant to such instructions (collectively, the “Holder Documents”), the Company Securityholder of such Certificate shall be entitled to receive the amount specified in Section 2.7(a) or Section 2.7(c)(iii), as applicable, in exchange therefor, and the Certificates so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of a Company Security, that is not registered in the transfer records of Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Company Security is presented to the Exchange Agent, accompanied by such documents reasonably required to evidence and effect such transfer and by reasonable evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.10(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash to which such Company Securityholder is entitled pursuant to the terms of this Agreement.

(b)                                 Exchange of Company Common Stock.  Regarding Company Securityholders that hold Company Common Stock issued and outstanding as of immediately prior to the Effective Time (each, a “Participating Common Holder”), as promptly as practicable after receipt by the Exchange Agent of any Participating Common Holder’s Certificates and applicable Holder Documents executed and delivered in accordance with this Agreement, the

Exchange Agent shall deliver to such Participating Common Holder the Per Share Closing Date Merger Consideration for each share of Common Stock held by such Participating Common Holder as of immediately prior to the Effective Time as determined in accordance with the applicable provisions of Section 2.7.

(c)                                  Exchange of Company Options and Warrants.

(i)                                     Regarding Company Securityholders that hold Warrants as of immediately prior to the Effective Time (each, a “Participating Common Convertible Holder”), as promptly as practicable after receipt by the Exchange Agent of any Participating Common Convertible Holder’s Warrants (or written acknowledgments of the cancellation thereof upon receipt of the applicable Merger Consideration), as applicable, and applicable Holder Documents executed and delivered in accordance with this Agreement, the Exchange Agent shall deliver to such Participating Common Convertible Holder, the excess, if any, of the Per Share Closing Date Merger Consideration over the exercise price for each Company Warrant held by such Participating Common Convertible Holder as of immediately prior to the Effective Time as determined in accordance with the applicable provision of Section 2.7.

(ii)                                  The holder of a Company Option shall be entitled to a cash payment in an amount equal to the excess, if any, of the Per Share Closing Date Merger Consideration over the exercise price for each Company Option held by such holder, payable no sooner than the first Business Day after the Closing Date and, unless otherwise agreed to by Parent, the Company and the holder thereof, no later than the fifth Business Day after the Closing Date.

(iii)                               Parent, the Company and all Persons related to the Company under Section 267(b) of the Code agree that any deduction arising with respect to consideration paid to an Option Holder under Section 2.7(c)(i) shall be treated as occurring not earlier than the beginning of the day following the Closing Date and included in determining the consolidated taxable income of the Parent pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(d)                                 Full Satisfaction.  All cash paid in respect of Company Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Securities.

(e)                                  Undistributed Portions of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities for nine (9) months after the Effective Time, and all certificates or other documents in possession of the Exchange Agent relating to the transactions contemplated hereby, shall be promptly delivered to Parent, and the Exchange Agent’s duties shall thereupon terminate.  Thereafter, each holder of a Certificate representing Company Securities (other than certificates representing Dissenting Shares) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar Law) receive in consideration therefor, the Merger Consideration relating thereto, without any interest thereon, calculated in accordance with Section 2.7.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Securities as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Company Securityholder for any cash delivered to a Governmental Entity or public official pursuant to any abandoned property, escheat or similar Law.

(f)                                    Withholding Taxes.  Notwithstanding anything to the contrary contained herein, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from Merger Consideration and any other consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law, provided that (except to the extent resulting from a change in law) such deduction and withholding shall be limited to (x) withholding under Section 1445 of the Code (but only if the Company fails to satisfy the condition set forth in Section 6.2(g)), (y) any so-called “backup withholding” required as a result of a Person having failed to deliver any Form W-8 or Form W-9 that was required to avoid such backup withholding, and (z) amounts required to be deducted and withheld in respect of any compensatory Option or Warrant.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such deduction and withholding was made.

(g)                                 Dissenting Shares.  The provisions of this Section 2.10 also shall apply to Dissenting Shares that lose their status as such as set forth in Section 2.7(f), except that the obligations of Parent under this Section 2.10 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the cash amount which such holder is entitled to receive pursuant to Section 2.7 and the Merger Consideration Schedule.

Section 2.11                                No Further Ownership Rights in Company Securities.  All cash paid in respect of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.12                                Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable pursuant to Section 2.7 and the Merger Consideration Schedule with respect to shares of Company Common Stock represented by such certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and the posting by such owner of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective Representatives with respect to Certificates alleged to have been lost, stolen or destroyed.

Section 2.13                                Taking of Necessary Action; Further Assurances.  At any time after the Effective Time, the officers and directors of Merger Sub and the Surviving Corporation shall take such further action as may be reasonably requested by Parent that is necessary or desirable to carry out the purposes of this Agreement, consummate the Merger, and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                      Organization and Qualification.  The Company is duly organized, validly existing and in good standing under the Laws of the State of New York, with all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.

Section 3.2                                      No Subsidiaries.  The Company does not have any Subsidiaries and does not hold, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership or voting interest of any kind in, any Person.

Section 3.3                                      Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 20,000,000 are designated “Common Stock” and 5,000,000 are designated “Class A Common Stock.”  At the close of business on May 23, 2007: (i) 11,790,128 shares of Company Common Stock were issued and outstanding, of which (A) 11,790,128 were designated “Common Stock”, (B) none were designated “Class A Common Stock” and (C) 3,731,331 were held by the Company in its treasury; (ii) 1,906,403 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the Company Equity Plans, of which 1,858,533 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to grant Company Stock Options; and (iii) 61,000 shares of Company Common Stock were reserved and available for issuance upon exercise of the Warrants.  All outstanding Company Securities are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and were issued in compliance with applicable state and federal securities Laws.

(b)                                 Section 3.3(b) of the Company Disclosure Schedules sets forth a true, complete and correct list, as of the date of this Agreement, of (i) the record owners of the shares of Company Common Stock outstanding as of such date, together with the aggregate number of shares held of record by each such Person, (ii) the Company Stock Options, including the name of the Person to whom such awards have been granted, the vesting schedule to which such awards are subject, the number of shares subject to each such award, and the per share exercise price for each such Company Stock Option and (iii) the Company Warrants, including the name of the Person to whom such Company Warrants have been issued, the vesting schedule of such Company Warrants (if any), the expiration date of such Company Warrants, the number of shares subject to each such Company Warrant, and the per share exercise price for each such Company Warrant.

(c)                                  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)                                 Except as set forth above in Section 3.3(b) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options and Warrants set forth in Section 3.3(b) of the Company Disclosure Schedules, (i) there are not issued, reserved for issuance or outstanding (A) any shares of Company Common Stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for Company Securities or voting securities of the Company and (ii) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  The Company is not a party to any voting Contract with respect to the voting of any such securities, other than the Securityholders Agreement.

Section 3.4                                      Authority; Noncontravention.

(a)                                  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, and no further approval by the Company Securityholders, other than the Requisite Stockholder Approval, or other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) approved, and declared advisable, the plan of merger (within the meaning of the NYBCL) contained within this Agreement; (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders; and (iii) recommended that the stockholders of the Company adopt this Agreement, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(c)                                  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the properties or other assets of the Company under:  (i) the Company Certificate of Incorporation, the Company By-laws or the Securityholders Agreement; (ii) any Material Contract or any other Contract to which the Company is a party; or (iii) subject to obtaining the governmental filings and other matters referred to in Section 3.4(d), any (A) Law applicable to the Company or any of its properties or other assets or (B) Order applicable to the Company or any of its properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Encumbrances that individually or in the aggregate would not reasonably be expected to (1) constitute a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(d)                                 No consent, approval, order or authorization or Permit of, action by or in respect of, or registration, declaration or filing with, or notification to any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) (A) the filing of a pre-merger notification and report form by the Company under the HSR Act and the expiration or termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law; (ii) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware; and (iv) other consents, approvals, orders, authorizations or Permits, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (1) constitute a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 3.5                                      Books and Records.  The minute books for the period from and after January 1, 2003, the stock record books of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of the Company contain materially accurate and complete records of all meetings of, and corporate action taken by, the Company Securityholders and board of directors and all committees of the Company’s board of directors since January 1, 2003, and, since January 1, 2003, no meeting of any such shareholders, board of directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.  True and complete copies of all minute books and stock record books of the Company have heretofore been delivered to Parent.

Section 3.6                                      Financial Statements.  The Company has provided to Parent the Financial Statements, a complete and correct copy of which is attached hereto as Section 3.6 of the Company Disclosure Schedules.  Each of the Financial Statements is complete and correct in all material respects, has been prepared in conformity with GAAP, consistently applied (except as disclosed in the footnotes thereto), accurately reflect the books and records of the Company, and fairly presents, in all material respects, the financial position of the Company as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

Section 3.7                                      Accounts Receivable.  Except as set forth Section 3.7 of the Company Disclosure Schedules, all accounts receivable of the Company represent valid obligations arising from sales actually made in the ordinary course of business and are not subject to any defenses or rights of set-off in excess of the amount of reserves established for bad debts or otherwise on the Financial Statements.  The reserves for bad debts included in the Financial Statements have been established in accordance with GAAP and the Company’s past practices.  To the Knowledge of the Company, there are no accounts receivable of the Company that are not collectible in an amount in excess of the reserves for bad debts.  Notwithstanding the foregoing, no representation or warranty is made with respect to any accounts receivable that are more than sixty (60) days old, except to the extent the payor thereof is a Governmental Entity.

Section 3.8                                      Indebtedness of the Company.  Section 3.8 of the Company Disclosure Schedules sets forth a complete and accurate list of all Indebtedness (including guarantees of Indebtedness of any other Person) of the Company.

Section 3.9                                      No Undisclosed Liabilities.  Except as disclosed in Section 3.9 of the Company Disclosure Schedules, the Company has not incurred or assumed any Liabilities required by GAAP to be reflected on a consolidated balance sheet,  except Liabilities (i) reflected on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, which have not constituted or would not reasonably be expected to constitute a Material Adverse Effect, and (iii) otherwise incurred since the date of the Balance Sheet that would not, individually or in the aggregate, reasonably be likely to be material to the Company.

Section 3.10                                Absence of Certain Changes.  Since the date of the Balance Sheet, (i) no event, change or circumstance that has constituted or would reasonably be expected to constitute a Material Adverse Effect has occurred, (ii) the Company has conducted its operations only in the ordinary course of business consistent with past practice and (iii) except as set forth in Section 3.10 of the Company Disclosure Schedules, the Company has not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 5.1.

Section 3.11                                Title to Properties; Encumbrances.

(a)                                  The Company has good and valid title to all assets and properties that it purports to own (tangible and intangible) free and clear of all Encumbrances (other than Permitted Encumbrances), including all assets and properties reflected in the Balance Sheet (other than to the extent such assets or properties were sold by the Company since the date of the Balance Sheet in the ordinary course of business consistent with past practice), and all such assets and properties purchased or otherwise acquired by the Company since the date of the Balance Sheet.  The Company has valid leasehold interests in or right to use by license or otherwise all assets and properties leased, licensed or otherwise used by the Company, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).  The assets and properties owned, leased, licensed or otherwise used by the Company are in reasonable operating condition and repair, reasonable wear and tear excepted.  The Company has such rights by title, lease, license or otherwise in and to the assets and properties owned or used in the business of the Company as are reasonably necessary to conduct its business in all material respects as conducted on the date hereof.

(b)                                 The Company does not own any real property.

(c)                                  Section 3.11(c) of the Company Disclosure Schedules contains a list of each Contract pursuant to which the Company leases, subleases, uses or occupies any material real property owned by another Person (“Leases”), and all written subleases, licenses or other Contracts under which the Company has granted any Person the right of use or to occupy any portion of the real property leased by the Company pursuant to a Lease.  The Company has made available to Parent true, correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect and (i) there are no material disputes with respect to each Lease, (ii) neither the Company, nor, to the Knowledge of the Company, any other party to any such Lease, is in material breach or violation of, or material default under, such Lease, (iii) to the Knowledge of the Company, no event has occurred or failed to occur or circumstance exists or is threatened that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) except as provided in Section 3.11(c) of the Company Disclosure Schedules, none of the Company’s interest in any of the Leases has been assigned, pledged or hypothecated in any manner, and (v) no written waiver, indulgence or postponement of the applicable counterparty’s obligations under any of the Leases has been granted by the Company.  Except as set forth in Section 3.11(c) of the Company Disclosure Schedules, no consent by the lessors under the Leases is required in connection with the consummation of the transactions contemplated hereby.

Section 3.12                                Environmental Matters.  Except as would not have a Material Adverse Effect:

(a)                                  the Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof);

(b)                                 there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company; and

(c)                                  the Company has provided to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed by the Company pertaining to Hazardous Materials in, on or beneath any property operated or leased by the Company.

Section 3.13                                Material Contracts.

(a)                                  Section 3.13 of the Company Disclosure Schedules sets forth all of the following Contracts to which the Company is a party (each, a “Material Contract”):

(i)                                     any Contract with any Affiliate, current or former officer, director, employee, shareholder or other Representative of the Company or with a family member of any of the foregoing or with an entity in which any of the foregoing is a controlling Person;

(ii)                                  any Contract described in Section 3.11(c);

(iii)                               any Contract entered into during the last two (2) years relating to the disposition or acquisition by the Company of any material assets;

(iv)                              any Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quality of goods or services required by another Person involving aggregate payments or consideration of more than $250,000;

(v)                                 any Contract pursuant to which the Company establishes a joint venture or partnership involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;

(vi)                              any Contract relating to the acquisition by or of the Company of any operating business or Person or any interest therein that was entered into by the Company within the previous two (2) years;

(vii)                           any trust indenture, mortgage, note, promissory note, bond, loan or credit agreement or other Contract relating to Indebtedness of the Company, any currency exchange, commodities or other hedging arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii)                        any Contract that is primarily a Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities of any other Person involving a dollar value in excess of $250,000;

(ix)                                any Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company of more than $250,000 in any year;

(x)                                   any sales commission, brokerage, agency, sales or promotion Contract that (A) involves annual payments in excess of $250,000 or (B) is not cancelable on 30 days’ notice without payment or penalty;

(xi)                                any Contract for capital expenditures in excess of $250,000 in the aggregate;

(xii)                             any Contracts with any Governmental Entity;

(xiii)                          any Contract pursuant to which the Company has granted any exclusive marketing, distribution or other similar rights to any Person;

(xiv)                         any Contracts (A) granting or obtaining any right to use or register any Intellectual Property (other than Contracts granting rights to use readily available commercial software with an acquisition price of less than $50,000 for all such related Contracts), (B) restricting the Company’s rights or permitting other Persons to use or register any Intellectual Property, or (C) that would require Parent or its Affiliates (other than the Company) to grant any Intellectual Property right to any other Person, or that would restrict the right of Parent or its Affiliates (other than the Company) to use or register any Intellectual Property;

(xv)                            any Contract pursuant to which the Company is obligated to pay or entitled to receive at least $250,000 annually having a duration in excess of one year and not terminable without penalty or payment upon 90 days or less prior notice to the Company;

(xvi)                         any Contract containing covenants not to compete in any line of business or with any other Person in any geographical area, covenants of any other Person not to compete with the Company in any line of business or in any geographical area or covenants that in any way purport to limit the ability of the Company or Parent or any of its Affiliates (after the Closing Date) to compete with any Person;

(xvii)                      any Distribution Agreement; and

(xviii)                   any Endorsement Agreement pursuant to which the Company is obligated to pay at least $50,000 annually.

(b)                                 Copies of all such Material Contracts referred to in Section 3.13(a) previously have been delivered to or made available for inspection by Parent, and such copies are complete and correct.  Except as set forth in Section 3.13(b) of the Company Disclosure Schedules, (i) each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, (ii) the Company has performed all obligations required to be performed by it to date under each Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of the Company, each of the other parties to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, and (iv) the Company has received no notice from any other party of its intent to cancel or terminate any Material Contract.

Section 3.14                                Legal Proceedings.  Except as set forth in Section 3.14 of the Company Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company, other than such Action where the only relief sought are monetary damages and the amount in controversy does not exceed $25,000 in any one case or $250,000 in the aggregate.

Section 3.15                                Compliance with Laws.

(a)                                  Except as set forth on Section 3.15(a) of the Company Disclosure Schedules, the Company is and, at all times prior to the date hereof has been, in material compliance with all Laws and Orders applicable to the conduct of its business, including, to the extent applicable, the FDCA, the Good Manufacturing Practices and other standards of the FDA, the FTC Act, state unfair competition and deceptive trade practices statutes, the SFTA, the OFPA, any applicable rules, regulations or standards of the USDA, the Occupational Safety and Health Act (and the regulations promulgated thereunder), the Fair Labor Standards Act and any other applicable labor Laws, the False Claims Act, the Truth in Negotiations Act, the Federal Acquisition Regulations, Public Health Service Act, all other applicable Laws relating to any Contracts with Governmental Entities and all applicable import/export Laws, and any comparable foreign Laws of any of the foregoing, applicable to it, its properties or other assets or its business or operations.

(b)                                 The Company has in full force and effect all material Permits of or with all Governmental Entities necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted.  All such material Permits are listed in Section 3.15(b) of the Company Disclosure Schedules.  There are no Actions pending or, to the Knowledge of the Company, threatened to terminate or otherwise limit rights under any such Permits.

(c)                                  Since January 1, 2006, there has occurred no default under, or violation of, any such material Permit, except for any such default or violation that individually or in the aggregate would not reasonably be expected to constitute a Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation, modification or cancellation of any such material Permit that individually or in the aggregate would reasonably be expected to constitute a Material Adverse Effect.

(d)                                 Neither the Company nor, to the Knowledge of the Company, any of the current directors, officers or employees of the Company is (or during the last three (3) years has been) or, to the Knowledge of the Company, is threatened to be suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility by a Governmental Entity for U.S. Government or non-U.S. Government contracting.

(e)                                  The representations and warranties set forth in this Section 3.15 do not apply to compliance with Environmental Laws or Permits required under Environmental Laws,

which are addressed in Section 3.12 or any matter related to Intellectual Property, which is addressed in Section 3.19.

Section 3.16                                Regulatory Matters.

(a)                                  Except as set forth in Section 3.16(a) of the Company Disclosure Schedules, all Products being manufactured, distributed or developed by the Company that are subject to the jurisdiction of the FDA, USDA, FTC or any comparable state or foreign Governmental Entity are and, at all times, have been formulated, manufactured, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised and promoted by the Company in material compliance with all applicable requirements under the FDCA and other Laws, including, to the extent applicable, the facility registration, prior import notice and recordkeeping requirements of the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 and the allergen disclosure requirements of the Food Allergen Labeling and Consumer Protection Act of 2004, the FTC Act, state unfair competition and deceptive trade practices statutes, the OFPA, the SFTA, all comparable state and foreign Laws, and each of their applicable implementing regulations (“Food and Beverage Laws”).  Except as set forth in Section 3.16(a) of the Company Disclosure Schedules, the Products are not, and have not at any time been, adulterated or misbranded in any material respect within the meaning of the FDCA, nor are they now, or at any time have they been, Products that may not, under Section 404, 505 or 512 of the FDCA, (to the extent applicable), be introduced into United States commerce.  Except as set forth in Section 3.16(a) of the Company Disclosure Schedules, the Company has not received and, to the Knowledge of the Company, no third party that manufactures or processes Products for the Company has received, notice that the Products are or at any time have been the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated, or, to the Knowledge of the Company, threatened by the FDA, USDA, FTC, or any comparable state or foreign Governmental Entity during the three (3)-year period prior to the date hereof.

(b)                                 Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, to the Knowledge of the Company, all manufacturing operations conducted by or for the benefit of the Company have been and are being conducted in material compliance with applicable FDA and USDA current Good Manufacturing Practice and hazard analysis critical control point regulations, principles and standards for food Products and any other comparable and applicable state and foreign Laws.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, the Company has not received notice that such manufacturing operations are or have been the subject of any warning letter, notice of violation, seizure, injunction, regulatory enforcement action, or criminal action issued, initiated, or threatened by the FDA, USDA, FTC, or any comparable state Governmental Entity during the three (3)-year period prior to the date hereof.  Except as set forth in Section 3.16(b) of the Company Disclosure Schedules, all Products manufactured or processed by, or to the Knowledge of the Company for, the Company for introduction into United States commerce at all times have consisted, in all material respects, only of FDA-approved food and color additives, prior sanctioned substances and “generally recognized as safe” ingredients, meet all applicable FDA, USDA and state requirements in all material respects, and satisfied the applicable food grade specifications of the Food Chemicals Codex in all material respects.  All “generally recognized as safe” ingredients have been notified to, or affirmed or listed by the FDA as “generally recognized as safe” for their intended use in the Products.

(c)                                  The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to initiate an investigation or enforcement action pursuant to its Compliance Policy Guide Section 120.100 “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto.

Section 3.17                                Employee Benefit Plans.

(a)                                  Section 3.17(a) of the Company Disclosure Schedules contains a true and complete list of each material deferred compensation and each material incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement providing for annual payments in excess of $100,000; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (such plans, programs, agreements or arrangements, regardless of  whether or not “material,” the “Plans”).  No Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  Except as expressly contemplated by this Agreement, neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary.

(b)                                 With respect to each Plan, the Company has heretofore delivered to Purchaser true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent annual report or summary plan description it required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code and Forms 5500 for each of the last three (3) years with respect to each Plan that is required to file Form 5500.

(c)                                  No material liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due).  Insofar as the representation made in this section 3.22(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(d)                                 All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made.

(e)                                  Neither the Company nor any Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)                                    Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(g)                                 Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code, except for any failure to qualify that would not reasonably be expected to give rise to a material liability.

(h)                                 No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i)                                     Section 3.17(i) of the Company Disclosure Schedules contains a report that sets forth the Company’s good faith estimate, as of the date of such report, of (x) the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the current officers of the Company under all Plans (or the amount by which any of their benefits may be accelerated or increased) as a result of (i) the execution of this Agreement, (ii) the consummation of the transactions contemplated by this agreement or (iii) the termination or constructive termination of the employment of such officers following one of the events set forth in clauses (i) and (ii) above and (y) the ramifications of such payments under Sections 280G and 4999 of the Code.  The Company has no obligation to make any additional payments in respect of any taxes which may be imposed on payments made to any current or former employee.

(j)                                     Except as disclosed in Section 3.17(j) of the Company Disclosure Schedules or as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(k)                                  There are no material pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(l)                                     Each Plan has been operated in material good faith compliance with Section 409A of the Code and the regulations and other authoritative guidance thereunder.

Section 3.18                                Labor Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedules:

(a)                                  there are no strikes, lockouts, material grievances, material arbitrations, labor disputes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened, against the Company;

(b)                                 the Company is not a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization applicable to the employees of the Company;

(c)                                  to the Knowledge of the Company, there is and, during the three (3)-year period prior to the date hereof, has been, no union organizing activities among employees of the Company, and no labor union, labor organization or group of employees of the Company has made a pending demand for recognition or certification;

(d)                                 the Company is and, during the three (3)-year period prior to the date hereof has been, in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act of 1988 and any similar applicable state or local Law requiring notice to employees in the event of a plant closing or layoff (the “WARN Act”);

(e)                                  each Person, who has performed services or is performing services for the Company, has been properly classified under applicable Law as either an employee or as an independent contractor, respectively;

(f)                                    the Company is in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all applicable Laws respecting terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax;

(g)                                 there is no material unfair labor practice (as defined in the National Labor Relations Act) charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board; and

(h)                                 to the Knowledge of the Company, no employee of the Company is in any respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or (ii) to the knowledge or use of Trade Secrets or proprietary information.

Section 3.19                                Intellectual Property.

(a)                                  Section 3.19(a)(I) of the Company Disclosure Schedules sets forth a true, correct, and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, (iv) Formulae, and (v) Software, in each case which is owned by the Company.  The Company is the sole and exclusive beneficial and, with respect to applications and registrations therefor, record owner of all of the Intellectual Property items (other than Formulae) set forth in Section 3.19(a)(I) of the Company Disclosure Schedules, and, except as set forth on Section 3.19(a)(II) of the Company Disclosure Schedules, all such Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable.  The Company is the owner of the Formulae, and, to the Knowledge of the Company, no other Person has an ownership interest in the Formulae.  Except as set forth on Section 3.19(a)(III) of the Company Disclosure Schedules, to the Knowledge of the Company, there are no actions that must be taken within four (4) months from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in such owned registered or applied for Intellectual Property.

(b)                                 With respect to the Intellectual Property owned by the Company, the Company owns such Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).  The Company has a valid right to use all other Intellectual Property used or held for use in, or necessary to conduct, the business of the Company as currently conducted.

(c)                                  The conduct of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third party, and, except as set forth on Section 3.19(c) of the Company Disclosure Schedules, the Company has not received any written notice alleging any of the foregoing, or challenging the ownership or validity of any Intellectual Property (including any cancellation, opposition, or other Action before an intellectual property registry) owned or purported to be owned by the Company, nor, to the Company’s Knowledge, does any substantial basis exist for any of the foregoing.

(d)                                 Except as set forth on Section 3.19(d) of the Company Disclosure Schedules, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company, or material Intellectual Property (excluding readily available commercial software) used or held for use in the business of the Company as currently conducted, and no such claims have been asserted or threatened against any Person by the Company.

(e)                                  To the Knowledge of the Company, and except as set forth on Section 3.19(e) of the Company Disclosure Schedules, there is no jurisdiction in which the trademarks GLACEAU, VITAMINWATER, SMARTWATER, FRUITWATER, VITAMINENERGY and

ESSENCEWATER are not available for use and/or registration by the Company in connection with the Products.

(f)                                    Each Person who has contributed to or participated in the creation, conception, reduction to practice, development or otherwise of any of the Intellectual Property set forth on Section 3.19(a) of the Company Disclosure Schedules has validly assigned all of his, her or its rights in and to such Intellectual Property to the Company, whether pursuant to an agreement or by operation of law.

(g)                                 The Company has taken reasonable efforts to protect the confidentiality of its Trade Secrets, and, to the Knowledge of the Company, none of its Trade Secrets has been disclosed or authorized to be disclosed to (i) any third party other than pursuant to a written non-disclosure agreement, which non-disclosure agreement with respect to material Trade Secrets is of unlimited duration, or (ii) any other Person except pursuant to a written agreement or other enforceable obligation to maintain confidentiality.

(h)                                 No current or former Affiliate, partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use (other than use on behalf of and in performance of duties for the Company) any of the Intellectual Property owned by the Company or, except as set forth on Section 3.19(h) of the Company Disclosure Schedule, material Intellectual Property (excluding readily available commercial software) used or held for use in the conduct of the Company’s business as currently conducted.

(i)                                     The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business of the Company as currently conducted.

(j)                                     To the Knowledge of the Company, the Company has, at all times, materially complied with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company.  Except as set forth on Section 3.19(j) of the Company Disclosure Schedules, no claims have been asserted or threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights, and the consummation of the transaction contemplated hereby will not result in any such violation.

(k)                                  The GE Settlement Agreement is between the Company and GE and no other Person, and does not concern the GLACEAU, VITAMINWATER, FRUITWATER, VITAMINENERGY, or ESSENCEWATER Trademarks.  The GE Settlement Agreement does not, and will not as a result of the consummation of the transactions contemplated by this Agreement: (i) restrict any rights of, or impose any obligations on, any Affiliate of the Company; (ii) prohibit or restrict the use, licensing, or sublicensing by the Company (or any licensee or sublicensee of the Company) of any of its Trademarks for (A) drinking water or any other bottled, canned, or fountain beverage product, or (B) any food product or confectionery item ((A) and (B) are collectively, “Other Products”), anywhere in the world; (iii) expressly allow GE or any of its Affiliates to use or license any of the Trademarks of the Company, or any similar Trademark, for any Other Product, anywhere in the world; (iv) require the Company to submit for prior review or approval any packaging, marketing, or advertising materials for any Products; (v) restrict the ingredients or Formulae for, or otherwise contain any quality-control provisions with respect to, any Products; or (vi) require any compensation or other amounts to be paid by the Company to GE or any other Person.

(l)                                     The Australian Settlement Agreement does not, and will not as a result of the consummation of the transactions contemplated by this Agreement: (i) restrict any rights of, or impose any obligations on, any Affiliate of the Company; or (ii) prohibit or restrict the use, registration, licensing, or sublicensing by the Company (or any licensee or sublicensee of the Company) of any of its Trademarks.

Section 3.20                                Tax Matters.

(a)                                  The Company has (i) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid (or there has been paid on its behalf) in full all material Taxes required to be paid by it, (iii) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all Taxes not yet due and payable and (iii) complied with all applicable Laws relating to withholding of Taxes.

(b)                                 There are no Encumbrances for Taxes upon any property or assets of the Company, except for Permitted Encumbrances.

(c)                                  There is no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of the Company.  The Company has not received notice of any claim made by a Governmental Entity in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(d)                                 All U.S. federal income Tax Returns of the Company, including any predecessors thereof, have been examined or the applicable statutes of limitations for the assessment of Taxes for such periods have expired for all periods through and including December 31, 2002, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Financial Statements.

(e)                                  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

(f)                                    The Company is not a party to any agreement providing for the allocation, indemnification or sharing of Taxes, and the Company (i) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return  or (ii) has any liability for the Taxes of any Person (other than the Company) under Treasury

Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(g)                                 The Company has not (i) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (ii) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions described in this Agreement.

(h)                                 The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)                                     No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to the Company and no such agreement or ruling has been applied for and is currently pending.

(j)                                     The Company has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.21                                Product Liability.  Except as disclosed in Section 3.21 of the Company Disclosure Schedules, (a) since January 1, 2004, there have been no Actions pending or, to the Knowledge of the Company, threatened, orally or in writing, against the Company for product liability and (b) to the Knowledge of the Company there does not exist any state of facts or circumstances that would reasonably be expected to give rise to any Action, in each case,  in respect of any Product manufactured, sold or distributed at any time by the Company, including any Action on account of any express or implied warranty, except for normal returns and allowances.

Section 3.22                                Distribution Agreements.  Section 3.22 of the Company Disclosure Schedules sets forth a complete list of each Distribution Agreement of the Company and identifies each such Distribution Agreement that by its terms requires the payment of Liquidated Damages Costs.  True, correct and complete copies of each Distribution Agreement have been made available to Parent and there are no contracts, written or oral, that modify or amend such Distribution Agreements except as disclosed on Section 3.22 of the Company Disclosure Schedules.  Except for those Distribution Agreements set forth on Section 3.22 of the Company Disclosure Schedule, the Company has not entered into any material Contract with any Person concerning the distribution or sale of the Products or the use by any distributors of any Company Intellectual Property.

Section 3.23                                Major Suppliers and Customers.

(a)                                  Section 3.23(a) of the Company Disclosure Schedules lists the top twenty-five (25) suppliers to, and top twenty-five (25) customers of, the Company as of the date of this

Agreement, determined based on the dollar amount of goods and services such suppliers provided during the calendar year 2006 (based on amounts paid by the Company) and that such customers purchased during the calendar year 2006 (based on revenue recognized in 2006 under GAAP accounting), under their Contracts with the Company.

(b)                                 Except as set forth in Section 3.23(b) of the Company Disclosure Schedules, as of the date of this Agreement, none of the customers or suppliers identified pursuant to Section 3.23(a) has canceled, materially and adversely modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company, nor to the Knowledge of the Company, has any such customer or supplier communicated in writing any intention to do any of the foregoing.

Section 3.24                                Bank Accounts.  Section 3.24 of the Company Disclosure Schedules sets forth (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature where the available balance of such account customarily equals or exceeds $250,000 and (ii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 3.25                                Insurance.  Section 3.25 of the Company Disclosure Schedules sets forth a complete and correct list of (a) all insurance policies of any kind or nature covering the Company or any of its directors, officers, employees, properties or assets, including policies of life, disability, fire, theft, workers compensation, employee fidelity, malpractice, professional liability and other casualty and liability insurance, and (b) a description of any material self-insurance arrangements in effect with respect to the Company.  Complete and correct copies of such insurance policies have been made available to Parent.  All such insurance policies are in full force and effect, all premiums that are due with respect thereto covering all periods up to and including the Closing Date have been or will be paid or accrued, no notice of cancellation or termination has been received with respect to any such policy, such policies will not terminate or lapse by reason of the transactions contemplated hereby, and the Company is in material compliance with the terms of such policies.  There is no material pending claim by the Company under any such policy as to which coverage has been questioned, denied or disputed by any underwriter of such policy.

Section 3.26                                Related Party Transactions.

(a)                                  Except with respect to those Contracts set forth in Section 3.26(a) of the Company Disclosure Schedules, the Company is not a party to any arrangement or transaction (other than with respect to any Distribution Agreement, any Endorsement Agreement and any co-packing, manufacturing, employment or director relationships solely with the Company in the ordinary course of business consistent with past practice) with any current director, officer, stockholder or employee of the Company or any of its Affiliates (a “Related Party Transaction”).

(b)                                 Section 3.26(b) of the Company Disclosure Schedules sets forth a true and complete list of (i) any and all loans or other extensions of credit made or guaranteed by the Company to or for the benefit of any current or former director, officer, stockholder or employee of the Company or any of its Affiliates (other than advances of business expenses in the ordinary course of business consistent with past practice) and (ii) any and all loans, guarantees, or other extensions of credit of any amount made to or for the benefit of the Company by any of such Persons.

Section 3.27                                Brokers and Other Advisors.  Except for Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.28                                Opinions of Financial Advisors.  The Company has received separate written opinions of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., dated May 23, 2007, to the effect that, as of such date, the Consideration, as defined in such opinions, to be received by the holders of the Company Common Stock is fair from a financial point of view to such holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1                                      Organization and Qualification.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all requisite corporate or partnership power and authority to own, lease and operate its assets and to carry on its business as now conducted.

Section 4.2                                      Authority; Noncontravention.

(a)                                  Each of Parent and Merger Sub has all requisite corporate or partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or partnership action on the part of Parent and Merger Sub, including approval by the partners of Merger Sub, and no other corporate or partnership proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger (other than the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware).

(b)                                 This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the properties or other assets of Parent or Merger Sub under (i) Parent’s Certificate of Incorporation or By-laws or Merger Sub’s limited liability partnership agreement, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to obtaining the governmental filings and other matters referred to in the following sentence, any (A) Law applicable to Parent or Merger Sub or any of their respective properties or other assets or (B) Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Encumbrances that individually or in the aggregate would not reasonably be expected to constitute a Parent Material Adverse Effect.

(d)                                 No consent, approval, order or authorization or Permit of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (i) (A) the filing of a pre-merger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period required thereunder; and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (ii) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware, (iv) compliance with the rules of the NYSE, and (v) such other consents, approvals, orders, authorizations or Permits, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.3                                      Capital Structure.  As of the date hereof, the authorized capital of Merger Sub consists of a single class of Partnership Interests that are beneficially owned by Parent and its subsidiary, Mustang Acquisition Corporation.  Upon consummation of the Contribution and the related contribution of cash to Merger Sub by Parent prior to the Effective Time, Parent will own 9,786,552, TTGBI will own 3,269,258 and TL will own 653,851 Partnership Interests.

Section 4.4                                      Litigation.

(a)                                  As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to constitute a Parent Material Adverse Effect.

(b)                                 As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, would not reasonably be expected to constitute, a Parent Material Adverse Effect.

Section 4.5                                      Capital Resources.  As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.

Section 4.6                                      Brokers and Other Advisors.   No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS

Section 5.1                                      Conduct of Business.  Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, to preserve intact its respective business organizations, keep available the services of its current senior management as a group and maintain satisfactory relationships with the Company’s customers and suppliers and each other Person having material business relationships with the Company.  Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall not effect any of the following without the prior written consent of Parent:

(a)                                  make any change in or amendment to the Company Certificate of Incorporation or the Company By-Laws;

(b)                                 issue or sell, or authorize to issue or sell, any shares of Company Common Stock or any other ownership interests (including in respect of the Options), or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of its Company Securities or any other ownership interests, other than pursuant to Company Options or Warrants outstanding on the date hereof;

(c)                                  split, combine, redeem or reclassify, purchase or otherwise acquire any shares of Company Common Stock or other securities;

(d)                                 enter into any binding or non-binding commitment in respect of, or take any other action in furtherance of, any actual or proposed direct or indirect merger, consolidation, stock purchase, tender offer, exchange offer, issuance, sale, distribution, other disposition, recapitalization, restructuring, spin-off or any similar transaction of or involving the Company or any of the securities (or options, rights or warrants to purchase, or securities convertible into, such securities) of the Company, or any transaction that is similar in form, substance or purpose to any of the foregoing transactions;

(e)                                  make any investment in, acquisition of capital stock or assets of, or capital contributions to, any Person;

(f)                                    mortgage, pledge or subject to any Encumbrance any of its properties or assets, or acquire any assets or sell, assign, transfer, convey, lease, distribute or otherwise dispose of any assets of the Company, except for inventory acquired or disposed of in the ordinary course of business consistent with past practice or obsolete, expired, damaged or worn out properties or assets;

(g)                                 declare or pay any dividend;

(h)                                 enter into, amend, in any material respect, or terminate any Distribution Agreement;

(i)                                     other than in the ordinary course of business consistent with past practice (except in respect of Distribution Agreements), enter into any Material Contract;

(j)                                     amend, in any material respect, or terminate any Material Contract;

(k)                                  incur or become contingently liable with respect to any Indebtedness; or make any loan or advance to any other Person, other than advances of business expenses to employees in the ordinary course of business consistent with past practice;

(l)                                     make any material expenditures for fixed or capital assets other than in the ordinary course of business consistent with past practice or in accordance with the Company’s capital budget;

(m)                               settle or compromise any Action (whether or not commenced prior to the date of this Agreement) other than settlements or compromises thereof providing solely for monetary relief where the amount paid in settlement or compromise does not exceed $250,000, individually or in the aggregate for all such Actions, and does not involve any other obligation of the Company other than a customary release with respect to such Action;

(n)                                 grant or agree to grant to any current or former employee or officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans, agreements or arrangements or amend, terminate or extend any existing Employee Benefit Plan or any Contract between the Company, on the one hand, and any Company Employee, on the other hand, except (i) as required under applicable Law, (ii) as may be required under the provisions of any Employee Benefit Plan existing on the date hereof, (iii) for such increases in base compensation and bonus opportunity in connection with the promotion of employees (other than officers) who earn, after giving effect to such increase, less than $100,000 per year in the aggregate, or (iv) as required by any employment or retention agreements existing on the date hereof;

(o)                                 accelerate or change its policy with respect to the collection of accounts receivable;

(p)                                 extend or change it policy with respect to the payment of accounts payable;

(q)                                 change any annual Tax or financial accounting period, method, principle or practice, other than as required by (i) GAAP, applied consistently and in accordance with the Company’s past practices, or (ii) applicable Law;

(r)                                    make, amend or revoke any Tax election, change any method of Tax accounting, settle or compromise any Tax Liability, claim or assessment, or agree to any adjustment of any Tax attribute, file any amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or foreign Law), surrender any right to claim a Tax refund or consent to waive any statute of limitations with respect to Taxes or as required by Law;

(s)                                  revalue any assets of the Company, including writing off receivables or reserves, other than as required by GAAP, applied consistently and in accordance with the Company’s past practices, or applicable Law;

(t)                                    fail to make any capital expenditure in accordance with the Company’s current capital expenditure plans;

(u)                                 transfer or grant to, or acquire from, any Person any rights with respect to any Intellectual Property or dispose of or permit to lapse any rights in or to any Intellectual Property or dispose of or disclose to any Person any Trade Secret, in each case except in the ordinary course of business consistent with past practice; or

(v)                                 authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2                                      Access; Confidentiality.

(a)                                  During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, to the extent not expressly prohibited by applicable Law, the Company shall, and shall cause its Representatives to, upon reasonable notice and without significant disruption to the Company’s normal operations, afford Parent and its Representatives reasonable access during normal business hours to the Representatives, properties, facilities, books and records of the Company and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent reasonably may request.

(b)                                 All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

Section 5.3                                      Efforts and Actions to Cause Closing to Occur.

(a)                                  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and assist and cooperate with other parties and with each other in order to do all things necessary, proper or advisable (subject to applicable Law) to consummate and make effective the Closing and the transactions contemplated hereby, including the Merger, as promptly as practicable, including, without limitation, the preparation and filing of all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Closing and the transactions contemplated hereby, including the Merger, and the taking of such actions as are necessary to obtain any requisite Permits.  In furtherance and not in limitation of the foregoing, Parent and the Company shall promptly after the date hereof (to the extent not made prior to the date hereof) (i) make or cause to be made the filings required of such party in order to obtain all Permits required in connection with the transactions contemplated hereby, including the Merger, including under the HSR Act and any other applicable Antitrust Laws and (ii) comply with any request of such Governmental Entity and under the HSR Act for additional information, documents or other materials received by such party from the FTC, the DOJ, or any other Governmental Entity in respect of such filings or such transactions.

(b)                                 Parent shall take the lead in and control all discussions, negotiations and other communications with all Governmental Entities in connection with any such Permits. To the extent not expressly prohibited by applicable Law, each of the Company and Parent shall cooperate, and cause its Representatives to cooperate, with the other and any Governmental Entity in taking all actions, and furnishing all information, reasonably necessary to obtain any such Governmental Approval, and shall comply promptly with all legal requirements that may be imposed on it with respect to the Closing.   In connection with the actions and procedures referenced in this Section 5.3, each of the Company and Parent shall, and shall cause its Representatives to, (i) promptly and fully inform the other of any written or material oral communication received from or given to any Governmental Entity, (ii) permit the other to review any submission by the Company or Parent, as the case may be, to any Governmental Entity, (iii) consult with the other  in advance of any meeting, material conference or material discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, give the other the opportunity to attend and participate in such meetings, conferences and discussions.  To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, including the Merger, the Company and Parent shall use their reasonable best efforts to effect such transfers, amendments or modifications.

(c)                                  The Company shall use its reasonable best efforts to obtain, prior to the Closing, the unconditional consent, in form and substance reasonably satisfactory to Parent, to the Closing and the transactions contemplated hereby, including the Merger, of (i) each Person holding a material mortgage or lien on material personal property owned or leased by the Company, (ii) each lessor of material real or material personal property leased by the Company, (iii) the issuer of each material insurance policy referred to in the Company Disclosure Schedules and (iv) each party to each Material Contract with the Company, in each case to the extent required under or in connection with such mortgage, lien, lease, policy or Material Contract; provided that the Company shall not be obligated to make any material payment or concession in connection with the foregoing unless such action is conditioned on the consummation of the transactions contemplated hereby, including the Merger.  All such consents shall be in writing and executed counterparts thereof shall be delivered to Parent at or prior to the Closing.  The

Company shall bear all costs associated with obtaining any of the consents described in this Section 5.3(c), it being understood that all such costs incurred by the Company shall be included in the Company Transaction Expenses.

(d)                                 Notwithstanding anything to the contrary in this Agreement, Parent shall not be required, in order to resolve any objections asserted by any Governmental Entity with respect to the transactions contemplated hereby, including the Merger, to (i) agree to, or proffer to, divest or hold separate any assets or businesses of Parent, the Company or Parent’s Subsidiaries or any portion of Parent’s, the Company’s or Parent’s Subsidiaries’ assets or businesses, (ii) agree to, or proffer to, not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether Parent, the Company or any of their respective Affiliates may carry on business in any geographic area or materially restrict the exercise of the full rights of ownership, (iv) agree to any terms or conditions that would impose any material obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company, to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation or qualification, (v) make any payments, or (vi) take or agree to take any other action or agree to any limitation or restriction that Parent reasonably determines (A) would or would reasonably be likely to be adverse (other than in an immaterial respect) to Parent, the Company, or any of Parent’s Subsidiaries or (B) would or would reasonably be likely to, individually or in the aggregate, impair (other than in an immaterial respect) the benefits reasonably expected by Parent to be derived from the transactions contemplated herby, including the Merger; provided, however, that Parent may require the Company to take any such actions as they relate to the Company, if such action is conditioned on the consummation of the transactions contemplated hereby, including the Merger.

Section 5.4                                      Notification of Certain Matters.  Each of the Company and Parent shall give written notice to the other promptly (and in any event not more than two (2) Business Days) after becoming aware of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, would be likely to cause any condition set forth in Article VI to be unsatisfied at the Closing.  Prior to the Closing, the Company shall use reasonable best efforts to furnish Parent within fifteen (15) days following the end of each calendar month after the date hereof copies of the unaudited financial statements of the Company for the month ended or ending as of the end of such prior month.

Section 5.5                                      NYBCL Notices.

(a)                                  In accordance with the time periods set forth therein, within ten (10) days following the execution of this Agreement, the Company shall prepare and distribute a notice to the holders of Company Capital Stock entitled thereto in the form and substance as required by the NYBCL, which may be sent concurrently with the notice identified in Section 5.5(b) and which shall include, without limitation, (i) notification of adoption of this Agreement and approval of the Merger, (ii) the availability of appraisal rights, (iii) a copy of Sections 623 and 910 of the NYBCL and (iv) such disclosure concerning the transactions contemplated by this Agreement and the material terms thereof as the Company deems necessary.  The Company shall provide Parent with a copy of such notice for its reasonable review and comment prior to such distribution.

(b)                                 To the extent this Agreement is adopted and the Merger is approved by less than unanimous written consent of the Company Securityholders entitled to vote thereon, the Company shall promptly prepare and distribute a notice in form and substance as required by Section 615(c) of the NYBCL to all of the Company Securityholders who have not consented thereto in writing.  The Company shall provide Parent with a copy of such notice for its reasonable review and comment prior to such distribution.

Section 5.6                                      Tax Matters.

(a)                                  Preparation and Filing of Tax Returns.  Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company filed after the Closing Date.

(b)                                 Tax Cooperation.  Each of the Senior Executives shall provide Parent with information as may reasonably be requested by Parent in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company.

(c)                                  Transfer Taxes.  All stamp, transfer, documentary, recording and similar Taxes imposed upon or resulting from the Merger shall be borne equally by the Parent on one hand, and the Company on the other, and the portion of such Taxes borne by the Company shall be treated as a Company Transaction Expenses.

Section 5.7                                      Resignations.  The Company shall obtain the written resignations, effective as of the Closing Date, of each director of the Company who Parent designates by written notice delivered to the Company no later than one week prior to the Closing.

Section 5.8                                      Directors’ and Officers’ Liability Insurance.

(a)                                  The Company and Parent agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company (the “Covered Persons”) as provided in the Company Certificate of Incorporation and the Company By-Laws, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time.  Until the sixth anniversary of the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Covered Persons than are set forth in the Company Certificate of Incorporation and the Company By-Laws, in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder, as of the Effective Time, of any Covered Person, with respect to matters occurring prior to the Effective Time.  Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Covered Persons in any indemnification agreement between such person and the Company, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.

(b)                                 Prior to the Closing, the Company shall use commercially reasonable efforts to obtain, at Parent’s expense, a so-called “tail” policy to the Company’s existing directors’ and officers’ liability insurance policy (to be effective as of the Effective Time), which “tail policy” shall provide coverage for a period of six years from the Effective Time to those individuals who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of each of which has been delivered to the Parent) with coverage in amount and scope substantially similar to those of the applicable policies in effect on the date hereof.  In the event that the Company fails to obtain such “tail” policy prior to the Closing, Parent shall cause the Surviving Corporation to obtain such “tail” policy  promptly after the Closing.

In the event the Surviving Corporation or any of its successors or assigns after the Effective Time (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.8.  The Surviving Corporation shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing the indemnity and other obligations provided in this Section 5.8.  The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Covered Persons.  Notwithstanding anything to the contrary, it is agreed that the rights of a Covered Person under this Section 5.8 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the Company Certificate of Incorporation and the Company By-Laws, any other indemnification arrangements, the NYBCL or otherwise, and nothing in this Section 5.8 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under the Company Certificate of Incorporation and the Company By-Laws, any other indemnification arrangements, the NYBCL or otherwise with respect to matters occurring prior to the Effective Time.

Section 5.9                                      Public Announcements.  Neither Parent, Merger Sub nor the Company, nor any of their respective Affiliates, without the approval of Parent, in the case of the Company and the Company, in the case of Parent or Merger Sub, shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, except as may be required by applicable Law, including federal securities Laws, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other parties an opportunity (to the extent practical) to comment on such release or announcement in advance of such issuance and to consider such comments in good faith; provided, however, that following the initial public announcement of the Merger each of the parties may make internal announcements to their respective employees, and the Company may make announcements to its customers in form and substance reasonably acceptable to Parent, in each case regarding a general description of the Merger or that are otherwise consistent with the parties’ permitted prior public disclosures regarding this Agreement and the Merger.

Section 5.10                                Certain Actions in respect of Company Securityholders.  The Company shall use its reasonable best efforts to obtain promptly after the date hereof Stockholder Consents from all Company Securityholders that have not theretofore executed and delivered a Stockholder Consent to the Company.

Section 5.11                                Related Party Transactions.  The Company shall terminate each Related Party Transaction (other than those identified in Section 5.11 of the Company Disclosure Schedules) effective as of the Closing.

Section 5.12                                Employee Matters.  From and after the Closing Date, employees of the Company and its Subsidiaries on the Closing Date (the “Employees”) shall continue their employment with the Company and its Subsidiaries and, except as set forth in Section 5.12 of the Company Disclosure Schedules, shall be treated as described in the remainder of this Section 5.12.  During the period commencing on the Closing Date and ending on December 31, 2008, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide (i) each Employee with wages or salaries, and bonus opportunities and severance, as applicable, that are at least equal to the wages or salaries, and bonus opportunities and severance, as applicable, of such Employee in effect immediately prior to the Effective Time and (ii) each Employee and with benefits (other than equity incentive benefits), in the aggregate, substantially comparable to those in effect immediately prior to the Effective Time.  From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect to each Employee, former Employee or director of the Company or any of its Subsidiaries under the terms of each Plan, unless or until such Plan is amended or terminated in accordance with its terms by Parent or the Company.  Parent shall use reasonable commercial efforts to cause each Plan (including, but not limited to each severance plan or arrangement) maintained or contributed to by Parent or any of its Subsidiaries and in which an Employee participates or will participate to provide credit for any employee co-insurance or similar amounts and to recognize all service of such Employee with the Company or any of its Subsidiaries for purposes of eligibility and vesting to the same extent as such service would have been credited under the Plan prior to the Closing Date and, if applicable, to waive any exclusions for preexisting conditions; provided, however, that in no event shall Parent or the Company be obligated to grant credit for service to any Employee where crediting such service would result in the payment of duplicate benefits.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or the Company’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement, (iii) shall be construed to require Parent or the Company to recognize any service of the Employee for purposes of accrual of benefit service, (iv) shall be construed to require Parent or the Company to permit any Employee to participate in any new or existing Plan sponsored by Parent, (v) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (vi) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1                                      Conditions to Each Party’s Obligations.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a)                                  Company Stockholder Approval.  The Requisite Stockholder Approval shall have been obtained.

(b)                                 Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)                                  Governmental Consents and Approvals.  Other than as required by Section 7.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by the Company, Parent or any of Parent’s Subsidiaries to consummate the Merger, the failure of which to be obtained would, individually or in the aggregate, constitute a Material Adverse Effect on the Company (determined, for purposes of this clause, after giving effect to the Merger), shall have been made or obtained.

(d)                                 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e)                                  Indemnification Escrow Agreement.  The Indemnification Escrow Agreement shall have been duly executed and delivered by each of the parties thereto.

(f)                                    Put/Call Agreement.  The Put/Call Agreement shall have been duly executed and delivered by each of the parties thereto.

Section 6.2                                      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  Except as a result of action expressly permitted or expressly consented to in writing by Parent pursuant to Section 5.1 or as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement (i) that are qualified by “Material Adverse Effect” shall be true and correct as of the Closing Date, as though made at and as of such date (or, in the case of those representations and warranties that are made as of a specific date, which shall be true and correct as of such date) and (ii) that are not qualified by “Material Adverse Effect” shall be true and correct as of the Closing Date, as though made at and as of such date (or, in the case of those representations and warranties that are made as of a specific date, at and as of such date), in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materially” set forth in such representations and warranties) would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.  Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.4(a) and (b) shall be true and correct in all respects, as of the Closing Date, as if made as of such time, (or, in the case of those representations and warranties that are made as of a specific date, at and as of such date).  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect dated as of the Closing Date.

(b)                                 No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(c)                                  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d)                                 No Litigation.  There shall not be pending any Action by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Merger Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates.

(e)                                  Restraints.  No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of Section 6.2(d) shall be in effect.

(f)                                    Appraisal Rights.  No more that 5% of the outstanding Company Common Stock shall be Dissenting Shares.

(g)                                 FIRPTA Certificate.  The Company shall have delivered to Parent a duly executed certificate that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder that the Company is not a U.S. real property holding company.

(h)                                 Key Employee Escrow.  The Key Employee Escrow Agreement shall have been duly executed and delivered by each of the Key Employees and the Escrow Agent.

(i)                                     Warrant Consents.  The Company shall have delivered to Parent consents from the holders of outstanding Warrants to the cancellation of such Warrants in exchange for payment as contemplated by Section 2.7(c)(iii).

Section 6.3                                      Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of each of Parent and Merger Sub contained in this Agreement (i) that are qualified by “Parent Material Adverse Effect” shall be true and correct as of the Closing Date, as though made at and as of such date (or, in the case of those representations and warranties that are made as of a specific date, which shall be true and correct as of such date) and (ii) that are not qualified by “Parent Material Adverse Effect” shall be true and correct as of the Closing Date, as though made at and as of such date (or, in the case of those representations and warranties that are made as of a specific date, at and as of such date), in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “in all material respects,” “in any material respect,” “material” or “materially” set forth in such representations and warranties) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of the representations and warranties of the Parent and Merger Sub set forth in Section 4.1 and Section 4.2(a) and (b) shall be true and correct in all respects, as of the Closing Date, as if made as of such time, (or, in the case of those representations and warranties that are made as of a specific date, at and as of such date).

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

TERMINATION

Section 7.1                                      Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by either the Company or Parent if the Closing shall not have occurred by August 15, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)                                 by either the Company or Parent in the event that any Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, including the Merger, shall have become final and nonappealable; provided, however, that neither the Company nor Parent shall be permitted to terminate this Agreement under this Section 7.1(b) unless such party has complied with all of its obligations under Section 5.3 in all material respects;

(c)                                  by the Company, if Parent or Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent specifying such breach;

(d)                                 by Parent, if the Company shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(c), which breach cannot be or has not been cured within 30 days after the giving of written notice by Parent to the Company and the Stockholder Representative specifying such breach; and

(e)                                  by the mutual written consent of the Company and Parent.

Section 7.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall become void and there shall be no liability on the part of any party hereto except (i) as set forth in Section 5.2 and Section 9.1, and (ii) in the case of fraud or willful breach of this Agreement occurring on or prior to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                      Survival.  The representations and warranties in Article III and Article IV shall survive the Closing until the date that is eighteen (18) months from the Closing Date (the “Survival Period”); provided, however, that the representations and warranties contained in Section 3.3(a) and Section 3.20 shall survive the Closing until the date that is two (2) years from the Closing Date.  The covenants and agreements of the parties hereto shall survive the Closing until the date that is one (1) year from the Closing Date, except that those covenants and agreements that are expressly provided to be performed following such period shall survive until the end of the performance period with respect thereto; provided that the covenants contained in this Article VIII shall survive the Closing until the date that is two (2) years from the Closing Date.  If any party makes a claim with respect to any specific representation, warranty, covenant or agreement within the time period described in the preceding sentences, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.

Section 8.2                                      Indemnification of Parent Indemnified Parties.  From and after the Closing, the Parent and its Affiliates and their Representatives in their capacity as such (collectively, the “Parent Indemnified Parties”) shall be, but only out of and to the extent of (x) the Indemnification Escrow Amount, and (y) if the Escrow Modification shall have occurred, the several Note Drawdown and Collateral Agreements, indemnified and held harmless from, against and in respect of, and will be paid the amount of, any damages, losses, charges, liabilities, claims, demands, Actions, settlements, Taxes, interest, penalties and expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”), incurred or suffered by the Parent Indemnified Party, whether in respect of Third Party Claims (as defined below), or claims between the parties hereto, provided such Losses arise out of or relate to any of the following: (a) the failure of any representation or warranty of the Company set forth in this Agreement to be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case the failure of such representations and warranties to be so true and correct shall be measured as of such earlier date); provided, however, that in the case of any such representation or warranty that is limited by “in all material respects,” “in any material respect,” “material,” “materially,” “Material Adverse Effect” or any similar term or limitation, the amount of Losses

(but not the existence of a breach) shall be determined as if such “in all material respects,” “in any material respect,” “material,” “materially,” “Material Adverse Effect” or similar term or limitation were not included therein, (b) the breach of any covenant or agreement of the Company or the Stockholder Representative contained in this Agreement, (c) errors, misstatements, inaccuracies contained in, or omissions from, the Merger Consideration Schedule, or (d) Company Transaction Expenses to the extent not satisfied prior to the determination of the Closing Shortfall or taken into account in the determination of the Merger Consideration.

Section 8.3                                      Third Party Claims.  Promptly upon the receipt by a Parent Indemnified Party under Section 8.2 of any notice of the commencement of any Action brought by a Person not a party hereto (a “Third Party Claim”), such Parent Indemnified Party shall give notice of such Third Party Claim to the Stockholder Representative (the “Indemnifying Party”), but the failure to give such notice shall not relieve the Indemnifying Party of any Liability it may have to such Person, except to the extent the Indemnifying Party is materially prejudiced thereby.  If a Parent Indemnified Party gives such notice, the Indemnifying Party, upon giving notice to such Parent Indemnified Party, will be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Parent Indemnified Party at the Indemnifying Party’s sole cost and expense and the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Third Party Claim, in whole or in part, subject to and in accordance with the provisions of this Agreement.  If the Indemnifying Party exercises its rights to assume the defense of such Third Party Claim, the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Parent Indemnified Party for any attorneys’ fees or expenses incurred by the Parent Indemnified Party after the assumption of the defense of such Third Party Claim; provided, however, that the reasonable fees and expenses of one counsel to the Parent Indemnified Party will be indemnifiable hereunder if, in the reasonable view of counsel to the Parent Indemnified Party, (i) a conflict of interest exists between the Indemnifying Party and any Parent Indemnified Party or (ii) there may be legal defenses available to the Parent Indemnified Party which are different from or additional to those available to the Indemnifying Party.  The Parent Indemnified Party shall be permitted to participate in the defense of any Third Party Claim relating to Taxes.  The Indemnifying Party agrees that it will not, without the prior written consent of the Parent Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby if any Parent Indemnified Party is a party thereto or has been threatened to be made a party thereto unless such settlement, compromise or consent includes an unconditional release of each such Parent Indemnified Party from all Liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party.  If the Indemnifying Party does not exercise such right to assume the defense, the Parent Indemnified Party may assume the defense thereof by counsel of the Parent Indemnified Party’s choosing and if the Parent Indemnified Party is determined to be entitled to indemnification with respect to such Third Party Claim, the Parent Indemnified Party will be permitted, subject to the limitations set forth in this Article VIII, to recover all Losses incurred or sustained as a result of such Third Party Claim.  Notwithstanding the foregoing, no Third Party Claim relating to Taxes may be settled, compromised or otherwise resolved without the consent of the Surviving Corporation to the extent that such settlement, compromise or other resolution would adversely affect the Parent or its Subsidiaries, including the Surviving Corporation.  The Indemnifying Party shall not be liable for any Losses in connection with any settlement of any Third Party Claim by the Parent Indemnified Party without the Indemnifying Party’s prior written consent.

Section 8.4                                      Written Notice of Claims.  No claim may be asserted under this Article VIII against the Indemnifying Party for breach of any representation or warranty, unless written notice of such claim is received by such party on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 8.1.

Section 8.5                                      Limitations on Indemnification Obligations.

(a)                                  No indemnity shall be payable out of the Indemnification Escrow Amount to any Parent Indemnified Party with respect to any claim under Section 8.2(a) unless and until the aggregate of all Losses for which a claim is made under Section 8.2(a) exceeds $10,000,000, at which time Parent Indemnified Parties shall be entitled to indemnification, but only to the extent such Losses exceed $10,000,000; provided, however, that such threshold shall not be applicable to Losses (i) arising out of, relating to or resulting from breaches or inaccuracies in the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.20 or (ii) Losses arising out of or resulting from fraud or willful breach by the Company.  Notwithstanding the foregoing, or anything in this Agreement to the contrary, the aggregate amount payable to Parent Indemnified Parties with respect to claims under Section 8.2 shall not exceed the Indemnification Escrow Amount (whether such amount is paid out of the Indemnification Escrow Amount or in part out of such account and in part pursuant to the several Note Drawdown and Collateral Agreements).  The limitation set forth in the preceding sentence shall not apply to payments, if any, to which the Parent Indemnified Parties are entitled under the Supplemental Indemnification Agreement.

(b)                                 No indemnity shall be payable out of the Indemnification Escrow Amount (or under the several Note Drawdown and Collateral Agreements) to any Parent Indemnified Party with respect to any claim under Section 8.2: (x) in respect of any Taxes for any period beginning after the Closing and (y) in respect of any Taxes of the Company or its Affiliates for any taxable period (or portion thereof) beginning before the Closing to the extent that (i) such Taxes would not (directly or indirectly) have been owed if the deduction arising from the payments made pursuant to this Agreement in respect of the Options and Warrants could have been claimed for the taxable period of the Company ending on the Closing Date (and if unused, carried back to prior taxable periods) or (ii) such Taxes result from a timing issue for which there is a corresponding decrease in the Taxes of the Company or its Affiliates in another taxable period (provided that this clause (ii) shall not apply to any interest or penalties owed as a result of such timing issue).

(c)                                  If any Loss can be reduced by any recovery settlement or otherwise under or pursuant to insurance coverage, the Parent Indemnified Party shall take all appropriate steps to enforce such recovery to the extent it is reasonable to do so and the amount of “Losses” for which any Person is entitled to indemnification hereunder shall be reduced by any portion of such Losses for which such Person actually recovers against an insurance policy or against any third party other than pursuant to this Agreement.

(d)                                 No Parent Indemnified Party shall be entitled to or have any right to set off or seek any remedy against any amount in the Key Employee Escrow, or, except as expressly set forth in the several Note Drawdown and Collateral Agreements, the Stock Escrow and Collateral Account in connection with any matter, including any Loss for which it is entitled to indemnification under this Agreement.

Section 8.6                                      Escrow Modification.  If at any time during the 20 Business Days following the Closing (a) all three Senior Executives shall have purchased common stock of Parent in complete satisfaction of their obligations to do so under the Investment Agreements and (b) all three Senior Executives notify Parent that they wish to avail themselves of the procedures described in this Section 8.6, then all three Senior Executives may execute and deliver Note Drawdown and Collateral Agreements to Parent.  Promptly following the date that Parent has received an executed Note Drawdown and Collateral Agreement from each of the Senior Executives,  Parent and the Stockholder Representative shall promptly instruct the Indemnification Escrow Agent under the Indemnification Escrow Agreement to release from the Indemnification Escrow Fund and pay promptly, and in any event within three Business Days of receipt of such instruction, to each Senior Executive (and, in the case of Bikoff, the Bikoff-Related Entities) an amount equal to such Senior Executive’s contribution (and, in the case of Bikoff, the Bikoff-Related Entities’ contribution) to the Indemnification Escrow Fund.  Simultaneously with the receipt of such payment, each Senior Executive shall execute and deliver to Parent the demand note contemplated by such Senior Executive’s Note Drawdown and Collateral Agreement.  Such payments, the execution by Parent and the Senior Executives of the several Note Drawdown and Collateral Agreements, and the execution and delivery of such notes together constitute the “Escrow Modification” for purposes of this Agreement and the Escrow Modification shall be deemed to have occurred upon the making by the Indemnification Escrow Agent of the payments to the Senior Executives (and, in the case of Bikoff, the Bikoff-Related Entities) contemplated by the preceding sentence.

Section 8.7                                      Indemnification Escrow.  In the event that any Parent Indemnified Party is entitled to indemnification for Losses hereunder, such payment shall be made solely out of the Indemnification Escrow Amount, and, if the Escrow Modification shall have occurred, to the extent expressly provided for in the several Note Drawdown and Collateral Agreements.  In the event that the Indemnification Escrow Account no longer contains any funds, and, if the Escrow Modification shall have occurred, all amounts due under the several Note Drawdown and Collateral Agreements have been paid, the Parent Indemnified Parties shall have no further recourse of any nature other than (i) any recourse or remedy they may have under the Supplemental Indemnity Agreement and (ii) any recourse or remedy that may be available at law against any party that has defrauded them.

Section 8.8                                      Treatment of Indemnification Payments.  The parties agree that any indemnity payments pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Section 8.9                                      Exclusive Remedy.  From and after the Closing, the rights and remedies under this Article VIII, subject to the limitations herein contained shall be exclusive and in lieu of any and all other rights and remedies that the Parent Indemnified Parties may have for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement or the transactions contemplated hereby; provided, however, that such limitation on the right and remedies of any Parent Indemnified Party shall not limit (i) any recourse or remedy they may have under the

Supplemental Indemnity Agreement or (ii) any recourse or remedy that may be available to them at law against any party that has defrauded them.

Section 8.10                                Release of Indemnification Escrow.

(a)                                  In the event any Parent Indemnified Party shall have, prior to the expiration of the applicable survival period, delivered a notice of a claim (a “Pending Claim”) in respect of indemnification hereunder to the Stockholder Representative, such Parent Indemnified Party and the Stockholder Representative shall negotiate in good faith to reach agreement upon (i) such Parent Indemnified Party’s right to indemnification hereunder and the amount of such Parent Indemnified Party’s Losses and (ii) the amount on deposit in the Indemnification Escrow Account that should be reserved (the “Reserve Amount”) in respect of such Pending Claim prior to resolution of the matters in respect thereof described in clause (i).  If they are unable so to reach agreement any such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.  Pending a resolution of the Reserve Amount in respect of any claim, the Reserve Amount therefor shall be the amount of Losses asserted in good faith by the Parent Indemnified Party in respect of such Pending Claim.  In the event that the Escrow Modification shall have occurred, the Reserve Amount in respect of any claim shall be the product of the amount that would have been the Reserve Amount if the Escrow Modification had not occurred and the General Escrow Percentage.

(b)                                 Upon the resolution of the amount of such Parent Indemnified Party’s Losses in respect of any Pending Claim, the Stockholder Representative and Parent shall instruct the Escrow Agent under the Indemnification Escrow Agreement to pay to the Surviving Corporation or the pertinent Parent Indemnified Party the lesser of (i) the amount of such Losses multiplied by the General Escrow Percentage and (ii) the balance on deposit in the Indemnification Escrow Account.  In the event the Escrow Modification shall have occurred, an additional amount in respect of such Losses shall be paid in accordance with the terms of each Note Drawdown and Collateral Agreement.

(c)                                  Promptly following the eighteen (18) month anniversary of the Closing Date, and from time to time thereafter until the second anniversary of the Closing, upon request by the Stockholder Representative, the Stockholder Representative and Parent shall instruct the Escrow Agent under the Indemnification Escrow Agreement to pay:

(i)                                     to the Exchange Agent for distribution to the Entitled Company Securityholders as Additional Per Share Merger Consideration, the product of (I) one minus the Appraisal Rights Fraction and (II) the amount by which (x) the funds remaining on deposit in the Indemnification Escrow Account exceed (y) the sum of the Late Survival Amount and the amounts of all Reserve Amounts at such time, and

(ii)                                  to the Surviving Corporation, the product of (I) the Appraisal Rights Fraction and (II) the amount described in clause (II) of subparagraph (c)(i) above.

(d)                                 Promptly following the two (2) year anniversary of the Closing Date, and from time to time thereafter until such time as there are no funds remaining on deposit in the Indemnification Escrow Account, the Stockholder Representative and Parent shall instruct the Escrow Agent under the Indemnification Escrow Agreement to pay:

(i)                                     to the Exchange Agent for distribution to Entitled Company Securityholders as Additional Per Share Merger Consideration, the product of (I) one minus the Appraisal Rights Fraction and (II) the amount by which (x) the funds remaining on deposit in the Indemnification Escrow Account exceed (y) the sum of the amounts of all Reserve Amounts at such time, and

(ii)                                  to the Surviving Corporation, the product of (I) the Appraisal Rights Fraction and (II) the amount described in clause (II) of subparagraph (d)(i) above.

(e)                                  The Stockholder Representative shall be permitted to deduct from (x) the Administrative Expense Amount, and (y) amounts received by it for distribution under subparagraphs (c) and (d) above its reasonable out of pocket expenses associated with the matters contemplated in Section 9.3(c), including its administration of indemnification claims multiplied by the General Escrow Percentage, such deductions to be made ratably from amounts received by it for distribution to the Entitled Company Securityholders.  In the event the Escrow Modification shall have occurred, an additional amount in respect of such expenses shall be payable as set forth in the several Note Drawdown and Collateral Agreements.  The Administrative Expense Amount (which shall include for all purposes of this Agreement any interest earned thereon) shall be held in a segregated bank account by the Stockholder Representative.  If any portion of the Administrative Expense Amount remains in such account following the final resolution of any and all claims under this Agreement, such remaining amount shall be distributed pursuant to Section 8.10(d), provided that for purposes of such distribution “Entitled Company Securityholders” shall include the Senior Executives (and, in the case of Bikoff, the Bikoff-Related Entities).

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses (including legal, accounting, financial advisory, consulting, regulatory, printing and other fees and expenses) incurred in connection with the exploration of a potential business combination transaction, including fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, any related agreements and the consummation of the Merger (“Transaction Expenses”), shall be the obligation of the respective party incurring such Transaction Expenses, except that filing fees payable under or pursuant to the HSR Act and the costs and expenses of the Indemnification Escrow Agent and the Exchange Agent  (“Shared Fees”) shall be shared equally by Parent and the Company.  For the sake of clarity and notwithstanding anything else herein to the contrary the Transaction Expenses incurred by the Company, including the Company’s portion of the Shared Fees and any payments made to any Dissenting Stockholder prior to Closing (whether through settlement or otherwise) (“Company Transaction Expenses”), shall be fully and unconditionally satisfied by the Company prior to the Closing Date or at Closing pursuant to Section 2.7 and in no way shall be obligations of the Surviving Corporation, Parent or Merger Sub (or any of their respective Subsidiaries or Affiliates) after the Effective Time.

Section 9.2                                      Notices.  All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or Merger Sub, to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax: (404) 676-8621
Attention:                 Chief Financial Officer

with copies to: (which shall not constitute notice hereunder) to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax: (404) 515-2546
Attention:                 General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Fax:  (212) 735-2000
Attention:                 Martha E. McGarry
                                                                        Sean C. Doyle

(b)                                 if to the Company, to:

Energy Brands Inc. d/b/a Glaceau
17-20 Whitestone Expressway
Whitestone, New York 11357
Facsimile:   (718) 746-1505
Attention:   J. Darius Bikoff

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax:  (212) 909-6836
Attention:                 Jeffrey J. Rosen

(c)                                  if to the Initial Stockholder Representative:

J. Darius Bikoff
c/o Energy Brands Inc. d/b/a Glaceau
17-20 Whitestone Expressway
Whitestone, New York  11357
Fax:  (718) 746-1505

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax:  (212) 909-6836
Attention:                 Jeffrey J. Rosen

(d)                                 if to the Substitute Stockholder Representative:

Michael Repole
c/o Energy Brands Inc. d/b/a Glaceau
17-20 Whitestone Expressway
Whitestone, New York  11357
Fax:  (718) 746-1505

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax:  (212) 909-6836
Attention:                 Jeffrey J. Rosen

Section 9.3             Appointment of the Stockholder Representative.

(a)                                  Effective as of the Closing, and without any further action by the Company or the Company Securityholders, the Initial Stockholder Representative or, upon the occurrence of a Resignation Event, the Substitute Stockholder Representative shall be appointed as agent and attorney-in-fact for each such Person, for and on behalf of each such Person, for all purposes under this Agreement, the Indemnification Escrow Agreement, and, to the extent applicable, the Key Employee Escrow Agreement and the Stock Escrow and Collateral Agreement, and each of the Initial Stockholder Representative and the Substitute Stockholder Representative, by his signature below, agrees to serve in such capacity (the “Stockholder Representative”).  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision, act, consent or instruction of all of the Company Securityholders and shall be final, binding and conclusive upon all of the Company Securityholders, and the Indemnification Escrow Agent, the Stock Collateral Agent and the Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each such Company Securityholder.  Neither the Parent nor the

Indemnification Escrow Agent nor the Stock Collateral Agent shall have any obligation to take any action sought by, or respond to any communication from, any Company Securityholders, except as communicated by the Stockholder Representative.

(b)                                 Notwithstanding anything to the contrary contained herein, in the event that the Initial Stockholder Representative receives notice of a Pending Claim in respect of indemnification under Section 8.2(a) for Losses that arise out of or relate to a failure of any representation or warranty contained in Section 3.3 to be true and correct or a failure of the Merger Consideration Schedule to be true and correct (each a “Resignation Event”), the Initial Stockholder Representative shall cease to be, and shall be deemed to have resigned as Stockholder Representative and the Substitute Stockholder Representative shall succeed the Initial Stockholder Representative as Stockholder Representative, effective immediately, with all rights, powers, and obligations described in this Section 9.3.  The Initial Stockholder Representative and the Substitute Stockholder Representative shall each provide prompt written notice of such succession to the Surviving Corporation and the Escrow Agent.

(c)                                  Effective immediately prior to the Closing, in its capacity as Stockholder Representative, the Stockholder Representative shall have the power and authority to take all such actions on behalf of each Company Securityholders as the Stockholder Representative, in its sole judgment, may deem to be in the best interests of the Company Securityholders or otherwise appropriate on all matters related to or arising from this Agreement, the Indemnification Escrow Agreement, the Key Employee Escrow Agreement and the Stock Escrow and Collateral Agreement.  Such powers shall include:

(i)                                     executing and delivering the Indemnification Escrow Agreement and any and all supplements, amendments, waivers or modifications thereto and all certificates, consents and other documents contemplated by this Agreement or the Indemnification Escrow Agreement or as may be necessary or appropriate to effect the Transactions;

(ii)                                  giving and receiving notices and other communications relating to this Agreement and the Indemnification Escrow Agreement;

(iii)                               taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement or the Indemnification Escrow Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement or the Indemnification Escrow Agreement;

(iv)                              accepting any payment due by Parent or the Indemnification Escrow Agent to the Company Securityholders (it being understood that the Stockholder Representative’s receipt of the full payment amount due from Parent or the Indemnification Escrow Agent shall be in full satisfaction of such payment obligation of Parent or the Indemnification Escrow Agent to the Company Securityholders);

(v)                                 authorizing or disputing the release to Parent of all or some of the amount contained in the Indemnification Escrow Account in connection with any claim by the Parent pursuant to Article VIII;

(vi)                              taking all actions necessary or appropriate in connection with any Third Party Claims pursuant to Article VIII;

(vii)                           engaging attorneys, accountants, financial and other advisors, paying agents and other Representatives necessary or appropriate, in the sole discretion of the Stockholder Representative in the performance of its duties under this Agreement and the Indemnification Escrow Agreement;

(viii)                        paying fees, costs and expenses of the Indemnification Escrow Agent, the Key Employee Escrow Agent and the Stock Escrow and Collateral Agent; and

(ix)                                taking all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.

(d)                                 The power of attorney appointing the Stockholder Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Company Securityholders shall not terminate or diminish the authority and agency of the Stockholder Representative.

(e)                                  Notwithstanding anything to the contrary contained herein, (i) the Stockholder Representative shall have no duties or responsibilities under this Agreement except for those expressly set forth herein, (ii) no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Securityholder shall otherwise exist against or with respect to the Stockholder Representative in its capacity as such and (iii) any claim against the Stockholder Representative made in accordance with the provisions of this Agreement by any Person shall be satisfied solely from the Indemnification Escrow Account, and neither the Stockholder Representative nor any of its successors, assigns, representatives or heirs shall have any personal liability with respect to any such claim.

Section 9.4                                      Entire Agreement; Modifications.

(a)                                  The agreement of the parties, which consists of this Agreement, the Company Disclosure Schedules, the Indemnification Escrow Agreement, the Key Employee Escrow Agreement, the Stock Escrow and Collateral Agreement, the several Pledge and Security Agreements, to the extent entered into, between each of the Senior Executives and Parent, the several Demand Notes, to the extent entered into, by each of the Senior Executives in favor of Parent, and the Note Drawdown Indemnification and Collateral Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b)                                 This Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of Parent, the Company and the Stockholder Representative.

Section 9.5                                      Waiver.  Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party.  The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 9.6                                      Assignment; Binding Effect; Severability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

Section 9.7                                      Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 9.9 to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond.  Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

Section 9.8                                      Governing Law.  This agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement) and to the extent applicable to the Merger, the Laws of the State of Delaware.

Section 9.9                                      Consent to Jurisdiction.  The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby, including the Merger (and each agrees that no such Action relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby, including the Merger, in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 9.10                                Waiver of Jury Trial.  Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby, including the Merger.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

Section 9.11                                Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that, assuming the Closing occurs, the provisions of Section 5.8 are intended for the benefit of the individuals specified therein and such individuals shall have the right to enforce such section in their own names.

Section 9.12                                Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 9.13                                Performance of Obligations.  Parent shall cause Merger Sub to perform all of its obligations under this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed  by their respective officers hereunto duly authorized, all as of the date first written above.

THE COCA-COLA COMPANY

By:	/s/ Muhtar Kent
Name: Muhtar Kent
Title: President and Chief Operating Officer

MUSTANG ACQUISITION COMPANY, LLP

By: Mustang Acquisition Corporation

By:	/s/ Marie D. Quintero-Johnson
Name: Marie D. Quintero-Johnson
Title: President

ENERGY BRANDS INC. d/b/a GLACEAU

By:	/s/ J. Darius Bikoff
Name: J. Darius Bikoff
Title: Chief Executive Officer

/s/ J. Darius Bikoff
J. Darius Bikoff, solely as Initial Stockholder Representative

/s/ Michael Repole
Michael Repole, solely as Substitute Stockholder Representative

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of

OMNIBUS IRREVOCABLE WRITTEN CONSENT, WAIVER AND RELEASE
OF
THE STOCKHOLDERS
OF
ENERGY BRANDS INC. D/B/A GLACEAU

Dated as of May 24, 2007

The undersigned stockholders of Energy Brands Inc. d/b/a/ Glaceau, a New York corporation (the “Company”), holding at least two-thirds of the voting power of the Company as of the date hereof, acting pursuant to Section 708(b) of the New York Business Corporation Law (the “NYBCL”), hereby irrevocably (1) waive any notice requirement, consent in writing to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if they had been unanimously adopted at a duly convened meeting of the stockholders of the Company and direct that such resolutions be filed with the minutes of the proceedings of the stockholders of the Company and (2) agree to and authorize such other actions as set forth in this Omnibus Irrevocable Written Consent, Waiver and Release (this “Omnibus Stockholder Action”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously determined that it is advisable and in the best interest of the Company and its stockholders to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with The Coca-Cola Company, a Delaware corporation (“Parent”), Mustang Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and J. Darius Bikoff and Michael Repole, each of them solely in his capacity as representative of the Company Securityholders (as such term is defined in the Merger Agreement), pursuant to which, among other things and upon the terms and subject to the conditions set forth in the Merger Agreement: (i) Merger Sub shall merge with and into the Company and the Company shall become a wholly-owned subsidiary of Parent (the “Merger”); (ii) Merger Sub’s separate corporate existence shall cease, and the Company shall be the surviving corporation following the Merger; (iii) the Company’s stockholders, option holders, warrant holders and certain management employees shall be entitled to receive cash consideration as set forth in the Merger Agreement and payable as provided therein and (iv) the Company shall take such actions in connection with the transactions and ancillary agreements as contemplated in the Merger Agreement, including, but not limited to, the amendment of the certificate of incorporation and the execution of the indemnification escrow agreement and the key employee escrow agreement;

WHEREAS, the Board has unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement;

WHEREAS, in accordance with the authority contained in Section 903 of the NYBCL, the Board has submitted the Merger Agreement to the stockholders of the Company for approval and adoption and has recommended that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby; and

WHEREAS, the undersigned stockholders desire to approve the Merger and the Merger Agreement and to agree to and authorize such other actions as set forth in this Omnibus Stockholder Action.

Irrevocable Consent to Adoption of the Merger Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and ancillary agreements contemplated thereby, be, and hereby are, authorized, approved and adopted in all respects

General Release

Each of the undersigned further agrees, that for and in consideration of the cash consideration payable to the undersigned stockholders in connection with the Merger, effective as of the Closing (as defined in the Merger Agreement) of the Merger, each of the undersigned, on behalf of himself, herself or itself and on behalf of such undersigned stockholder’s assigns, heirs and beneficiaries and, to the extent acting in a representative capacity, its creditors, representatives, agents, affiliates, successors, assigns and attorneys of any of them (collectively, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges Parent, Merger Sub, the Company and each of their respective directors, officers, employees, partners, members, affiliates, financial advisors, attorneys, accountants, consultants, agents, representatives and predecessors (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, damages, costs, expenses, and compensation of every kind and nature whatsoever, at law or in equity, whether known or unknown (“Claims”), which such Releasing Parties, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part at any time in the past until and including the date of the Closing of the Merger against any of the Released Parties with respect to (i) the Company or (ii) the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (i) under the Merger Agreement and any other documents and agreements to which the Releasing Party is a party in connection with the transactions contemplated by the Merger Agreement in each case, arising after the date of the Merger Agreement, (ii) as an officer or director of the Company with respect to any Claims or rights to indemnification under the Company’s Certificate of Incorporation or By-Laws, each as amended to date, under applicable law or otherwise, (iii) as an employee of the Company for accrued and unpaid wages or benefits or (iv) under any contract other than a contract required to be terminated under Section 5.11 of the Merger Agreement (the “Release”).

Each of the undersigned stockholders acknowledges that the consideration payable to such stockholder pursuant to the Merger Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release.

Each of the undersigned stockholders agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all Claims released in the Release.

Each of the undersigned stockholders hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this Release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made his, her or its own independent analysis and decision to enter into this Release.

*                                        *                                        *

This Omnibus Stockholder Action may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.  This Omnibus Stockholder Action may also be delivered by facsimile or electronic mail transmission with the same force and effect as if originally executed copies hereof were delivered.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Omnibus Stockholder Action, or caused this Omnibus Stockholder Action to be executed by a duly authorized officer, as of the date first written above.

INDIVIDUAL STOCKHOLDER(s)

(For Co-owners, if applicable)

Stockholder Signature	Stockholder Signature

Print Name	Print Name

NON-INDIVIDUAL STOCKHOLDER

Name of Entity

By:
Signature

Name:

Title:

EXHIBIT B

Form of

RESTATED CERTIFICATE OF INCORPORATION

OF

ENERGY BRANDS INC.

Under Section 807 of the Business
Corporation Law of the State of New York

The undersigned, being of the age of eighteen years or over, to effect the amendment and restatement of the certificate of Incorporation pursuant to the provisions of the Business Corporation Law of the State of New York does hereby certify:

1.                                       The name of the corporation shall be Energy Brands Inc. (hereinafter sometimes called the “Corporation”).

2.                                       The Certificate of Incorporation of the Corporation was filed with the Secretary of State of New York on May 22, 1996.

3.                                       The Certificate of Incorporation of the Corporation shall be amended and restated as follows:

(a)                                  An amendment to Article 1 to provide that, for the purposes of this Restated Certificate of Incorporation, the Corporation may be referred to as the “Corporation”.

(b)                                 An amendment to Article 2 to clarify the purposes for which the Corporation was formed by adding the following sentence to the end of Article 2: “It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation; and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.”

(c)                                  The renumbering of Article 3 relating to the authorized shares of the Corporation to become a new and amended Article 5 that reduces the aggregate number of authorized shares of the Corporation from 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.01 (the “Common Stock”), and 5,000,000 shares of Class A common stock, par value $0.01 (the “Class A Common Stock), to 25,000,000 shares Common Stock and removing authorization to issue any shares of Class A Common Stock.  Such amendment also provides that holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(d)                                 The renumbering of Article 5 relating to the location of the Corporation’s office to become a new Article 3.

(e)                                  An amendment to Article 6 to provide for a change in the address to which the Secretary of State shall mail a copy of any process against the Corporation.

(f)                                    The deletion of Article 7 relating to the renunciation by the Corporation of any interest or expectancy of the Corporation in business opportunities offered to officers, directors or stockholders of the Corporation who are not also employees of the Corporation.

(g)                                 The addition of a new Article 7 to provide that C T Corporation Systems is the Corporations registered agent upon whom process against it may be served within the State of New York.

(h)                                 The deletion of Article 8 relating to Corporations election that the provisions of Section 622 of the New York Business Corporation Law not apply to the Corporation.

(i)                                     The addition of a new Article 8 to provide for management of the business of the Corporation by the Board of Directors and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders.

4.                                       This Restated Certificate of Incorporation of the Corporation was authorized by the Board of Directors of the Corporation as of [-], 2007, followed by the consent of the majority of shareholders of the Corporation as of [-], 2007, in accordance with the applicable provisions of Section 803 of the New York business Corporation Law.

5.                                       In order to effect the changes set forth above, the text of the Certificate of Incorporation of the Corporation, as amended to date, and as further amended by the filing of this Restated Certificate of Incorporation, is hereby restated to read in full as follows:

Article 1.                                                The name of the Corporation shall be: Energy Brands Inc. (hereinafter sometimes called the “Corporation”).

Article 2.                                                The purposes for which the Corporation is formed shall be as follows:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.  It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation; and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.

Article 3.                                                The office of the Corporation shall be located in the County of Queens, New York.

Article 4.                                                Unless otherwise provided in this Certificate of Incorporation, any action required to be taken at any annual or special meeting of Shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such Shareholders, may be taken without a meeting and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State, its principal business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of Shareholders are recorded.

Every written consent shall bear the date of signature of each Shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the Corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of Shareholders are recorded.  Delivery of such consents shall be made by hand, fax, overnight courier or certified or registered mail, return receipt requested.

Article 5.                                                The aggregate number of shares which the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, each share having a par value of $0.01.  The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

Article 6.                                                  The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served.  The address to which the Secretary of State shall mail a copy of any process against the Corporation, which is served upon him is:  111 Eighth Avenue, New York, New York 10011; Attention:  C T Corporation System.

Article 7.                                                The corporation designates C T Corporation System, 111 Eighth Avenue, New York, New York 10011 as its registered agent upon whom process against it may be served within the State of New York.

Article 8.                                                The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)                                  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)                                  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)                                  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

(5)                                  Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by a majority vote of the outstanding shares.

Article 9.                                                The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law, as the same may be amended from time to time.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this            day of                   , 2007.

ENERGY BRANDS INC.

By:
Name: J. Darius Bikoff
Title: Chief Executive Officer

EXHIBIT C

Form of

INDEMNIFICATION ESCROW AGREEMENT

This Indemnification Escrow Agreement, dated as of [     ], 2007 (this “Agreement”), is made by and among The Coca-Cola Company, a Delaware corporation (“Parent”), Mustang Acquisition Company, LLP, a Delaware limited liability partnership (“Merger Sub”), J. Darius Bikoff (“Bikoff”), and Michael Repole (“Repole”), each solely in his capacity, respectively, as the Individual Stockholder Representative and the Substitute Stockholder Representative and [            ], as escrow agent (the “Indemnification Escrow Agent”).  Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to them in the Agreement and Plan of Merger, dated as of May [  ], 2007 (the “Merger Agreement”), by and among Parent, Merger Sub, Energy Brands, Inc. d/b/a Glaceau, a New York corporation, and the Stockholder Representative.

The parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.             Appointment of Indemnification Escrow Agent; Establishment of Escrow.

(a)           The parties hereto acknowledge that on the date hereof, to secure the payment obligations, if any, under Section 8.2 of the Merger Agreement, Merger Sub has deposited with the Indemnification Escrow Agent $[          ] (the “Indemnification Escrow Amount”).  The Indemnification Escrow Agent acknowledges receipt of the Indemnification Escrow Amount.  The Indemnification Escrow Amount plus any Escrow Fund Earnings (as defined below) and the Escrow Amount (as defined in the Put/Call Agreement, if any) minus any amounts released or disbursed therefrom from time to time shall be referred to herein as the “Indemnification Escrow Funds”.  The Indemnification Escrow Funds shall be held in trust and shall not be subject to lien or attachment, trustee process or any other judicial process of any creditor of any party hereto and shall be used solely for the purposes and conditions set forth herein.

(b)           The parties hereto acknowledge that, pursuant to the Put/Call Agreements, in connection with the exercise of the Put Option or the Call Option, Parent or TTGBI and TL, as applicable, shall deposit the Escrow Amount in an account designated by the Indemnification Escrow Agent.  Upon receipt, Escrow Agent will hold the Escrow Amount as part of the Indemnification Escrow Funds pursuant to this Agreement.

(c)           Parent and the Stockholder Representative hereby jointly appoint the Indemnification Escrow Agent as the Indemnification Escrow Agent under this Agreement and the Merger Agreement and the Indemnification Escrow Agent hereby agrees to act as Indemnification Escrow Agent and to hold, safeguard and disburse, pursuant to the terms and conditions hereof, the Indemnification Escrow Funds.

2.             Investment of Funds.

(a)           Except as Parent and the Stockholder Representative may from time to time jointly instruct the Indemnification Escrow Agent in writing, the Indemnification Escrow Funds shall be invested from time to time:

(i)            in United States Treasury securities;

(ii)           one or more money market accounts or certificates of deposit (having a duration of no more than thirty (30) days) with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least $100,000,000; or

(iii)          other investments, such as commercial paper with a maturity of not more than thirty (30) days and rated at least P-1 by Moody’s Investor’s Service, Inc. or A-1 by Standard & Poor’s Corporation, as may be specifically approved in writing by the Stockholder Representative.

(b)           The Indemnification Escrow Agent shall liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.  The parties to this Agreement recognize and agree that the Indemnification Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Indemnification Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein.  The Indemnification Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Stockholder Representative and Parent to give the Indemnification Escrow Agent instructions to invest or reinvest the Indemnification Escrow Funds.  Receipt, investment and reinvestment of the Indemnification Escrow Funds shall be confirmed by Indemnification Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Stockholder Representative and Parent to the Indemnification Escrow Agent within thirty (30) calendar days after receipt thereof.  Failure to inform the Indemnification Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall conclusively be deemed confirmation of such account statement in its entirety.

(c)           If the Indemnification Escrow Agent does not receive written instructions from the Stockholder Representative and Parent jointly directing the investment or reinvestment of any of the Indemnification Escrow Funds, the Indemnification Escrow

Agent shall automatically and forthwith invest such funds in a money market account as described in Section 2(a) until the Indemnification Escrow Agent has received contrary joint written instructions from the Stockholder Representative and Parent.  Such written instructions referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Stockholder Representative and Parent jointly direct the Indemnification Escrow Agent to use in respect of such investment, any particular settlement procedures required (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Indemnification Escrow Agent may reasonably require.  The interest or income of any investments made pursuant to this Section 2 shall collectively be referred to herein as the “Escrow Fund Earnings.”

3.             Release of Funds.  Except as provided in Section 6, funds shall be released by the Indemnification Escrow Agent from the Indemnification Escrow Funds only upon (i) the Indemnification Escrow Agent’s receipt of joint written instructions of Parent and the Stockholder Representative or (ii) a final, non-appealable judgment, order or decision of a court of competent jurisdiction, in which event the Indemnification Escrow Agent shall promptly disburse the specified funds in accordance with such written instructions, judgment, order or decision.

4.             Termination of Escrow.  This Agreement shall terminate upon the final distribution of all of the Indemnification Escrow Funds in accordance with the terms of this Agreement.

5.             Duties of Indemnification Escrow Agent.

(a)           The Indemnification Escrow Agent shall have no implied duties or obligations and shall be required to perform only such duties as are expressly set forth in this Agreement.  The Indemnification Escrow Agent shall neither be responsible for, nor chargeable with knowledge of the terms and conditions of any other agreement, including the Merger Agreement.  The Indemnification Escrow Agent shall not be required to take notice of the Merger Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof.  In the event of any conflict between the terms and provisions of this Agreement and those of the Merger Agreement, the Indemnification Escrow Agent may rely on the terms and conditions of this Agreement to govern and control in all respects.

(b)           The Indemnification Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are asserted against the Indemnification Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Indemnification Escrow Agent (and any successor to the Indemnification Escrow Agent) and each of the Indemnification Escrow Agent’s officers, directors, agents and employees from and against any and all losses, liabilities, claims, actions, damages and expenses, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.  The right to the indemnity afforded hereby shall survive the termination of this Agreement and any resignation or removal of the Indemnification Escrow Agent.  Without limiting the foregoing, the Indemnification Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any of the Indemnification Escrow Funds held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Indemnification Escrow Funds, or any loss of interest incident to any such delays.  Anything to the contrary notwithstanding, in no event shall the Indemnification Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever, including, without limitation, lost profits, even if the Indemnification Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Indemnification Escrow Agent may execute any of its powers and perform any of it duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult or retain counsel, accountants, or other skilled persons as selected by it.  The Indemnification Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons (not resulting from the Indemnification Escrow Agent’s gross negligence or willful misconduct). In the event that the Indemnification Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto, which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any such action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise jointly in writing by Parent and the Stockholder Representative, which eliminates such ambiguity or uncertainty to the satisfaction of the Indemnification Escrow Agent, or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Indemnification Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The parties to this Agreement agree to pursue any redress or recourse in connection with any dispute without making the Indemnification Escrow Agent a party to the same, other than in connection with any dispute alleging that the Indemnification Escrow Agent breached its obligations under this Agreement.

(c)           The Indemnification Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, unless the

Indemnification Escrow Agent has actual knowledge of any such lack of authenticity, correctness, proprietary or validity.  The Indemnification Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so unless the Indemnification Escrow Agent has actual knowledge of the lack of authority.  The Indemnification Escrow Agent may conclusively presume that the undersigned representative of any party hereto that is an entity has full power and authority to instruct the Indemnification Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Indemnification Escrow Agent or unless the Indemnification Escrow Agent has actual knowledge of the lack of power or authority.

(d)           The Indemnification Escrow Agent shall not have any interest in the Indemnification Escrow Funds deposited hereunder and is serving as escrow holder only and having only possession thereof.  The Indemnification Escrow Agent shall prepare and provide to the Stockholder Representative and Parent a monthly information statement of the Indemnification Escrow Amount, including the Escrow Fund Earnings, no later than the last calendar day in respect of the immediately preceding full calendar month (the “Monthly Earnings Statement”).

(e)           The Indemnification Escrow Agent (and any successor to the Indemnification Escrow Agent) may resign at any time upon thirty (30) days’ prior notice to the Stockholder Representative and Parent, and may be removed, with or without cause, by the consent of the Stockholder Representative and Parent upon 30 days’ prior written notice to the Indemnification Escrow Agent.  Prior to the effective date of the resignation or removal of the Indemnification Escrow Agent, the Stockholder Representative and Parent shall jointly appoint a successor escrow agent, which shall be a bank or trust company having offices in New York, New York and assets in excess of $1,000,000,000, to hold the Indemnification Escrow Funds, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.  No such resignation or removal shall discharge any liability or obligations of the Indemnification Escrow Agent prior to the effective time of such resignation or removal.  If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Indemnification Escrow Agent, the Indemnification Escrow Agent shall first, place all of the Indemnification Escrow Funds at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent and second, if the court does not agree to act as successor agent or fails to appoint another entity to act as a successor escrow agent, deposit all of the Indemnification Escrow Funds into the registry of any court of competent jurisdiction and notify Parent and the Stockholder Representative in writing of such deposit.  In the event that the Indemnification Escrow Agent makes a deposit of the Indemnification Escrow Funds into the registry of a court in the manner specified in the preceding sentence, the Indemnification Escrow Agent shall thereupon be discharged from all further duties as the Indemnification Escrow Agent hereunder.  The Indemnification Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Indemnification Escrow Agent, plus any costs and expenses the Indemnification Escrow Agent shall reasonably believe may be incurred by the Indemnification Escrow Agent in connection with the termination of this Agreement.  Any entity into which the Indemnification Escrow Agent may be merged or converted or with which it may be consolidated, or any entity  to which all or substantially all the escrow business may be transferred, shall be the Indemnification Escrow Agent under this Agreement without further act.

(f)            The Indemnification Escrow Agent shall be paid compensation (as payment in full) for its services in accordance with the terms of Exhibit A hereto, the terms of which are incorporated herein by reference, and shall be reimbursed promptly upon receipt of a written invoice for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it in performance of its duties hereunder (including reasonable fees, expenses and disbursements of one outside counsel, but not any fees or expenses allocated to its internal counsel).  The Company Securityholders and the Parent shall each be responsible for one-half of any such compensation and reimbursement to which the Indemnification Escrow Agent is entitled; provided, however, that the Indemnification Escrow Agent shall be permitted from time to time, with the consent of Parent and the Stockholder Representative, to deduct from the Indemnification Escrow Funds cash in the amount required to satisfy the portion of such compensation and reimbursement due from the Company Securityholders.

(g)           In connection with any funds transfer, the Indemnification Escrow Agent may rely solely upon any account numbers or similar identifying number provided by the other parties hereto, pursuant to joint written instructions of Parent and the Stockholder Representative, to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an order executed by such party using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.  The Indemnification Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Indemnification Escrow Agent pursuant to wiring or transfer instructions provided to the Indemnification Escrow Agent by any party to this Agreement.

(h)           The Indemnification Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining, or taking or refraining from any action with respect to, any securities or other property deposited hereunder.

6.             Tax Matters.

(a) All Escrow Fund Earnings shall be accounted for by the Indemnification Escrow Agent separately from the Indemnification Escrow Amount.  Notwithstanding any provisions of this Agreement to the contrary and except as required by applicable Law, Escrow Fund Earnings shall be treated as includable income of the Company Securityholders for United States federal and applicable state and local income tax purposes based on their pro rata share of such Escrow Fund Earnings.  The Indemnification Escrow Agent shall release to each Company Securityholder no later than 10 days after the end of each calendar quarter, an amount equal to the product of such Company Securityholder’s  pro rata share of the Escrow Fund Earnings arising during such quarter multiplied by 40%.

(b) On or before the execution of this Agreement, the Stockholder Representative shall cause to be provided to the Indemnification Escrow Agent a completed applicable Form W-9 or Form W-8 (or successor forms) for each Company Securityholder.  Except with respect to Form 1099s, the Indemnification Escrow Agent shall have no authority or responsibility to prepare or file any federal, state or local tax return or report with respect to the Indemnification Escrow Funds or any earnings thereon.  This Section 6(b) shall survive notwithstanding any termination of this Agreement.

7.             Notices.  All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:

(i)            if to Parent, to

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax No.: (404) 676-8621
Attention: Chief Financial Officer

with copies to (which shall not constitute notice):

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax No.:  (404) 515-2546
Attention: General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036-6522
Fax No.:  (212) 735-3000
Attention: Martha E. McGarry and Sean C. Doyle

(ii)           if to the Initial Stockholder Representative, to:

J. Darius Bikoff

c/o Energy Brands Inc.

17-20 Whitestone Expressway

Whitestone, NY 11357

Fax No.: (718) 746-1505

Attention: J. Darius Bikoff

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq.

(iii)          if to the Substitute Stockholder Representative, to:

Michael Repole

c/o Energy Brands Inc.

17-20 Whitestone Expressway

Whitestone, NY 11357

Fax No.: (718) 746-1505

Attention: Michael Repole

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq.

(iv)          if to the Indemnification Escrow Agent, to:

[                                                   ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

9.             Security Procedures.  In the event funds transfer instructions are given  whether in writing, by facsimile or otherwise, the Indemnification Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Stockholder Representative and the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Indemnification Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers listed in Schedule 1 for call-backs may be changed only in a writing actually received and acknowledged by the Indemnification Escrow Agent.  If the Indemnification Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Indemnification Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to [              ] (“Executive Officers”).  Such Executive Officer shall deliver to the Indemnification Escrow Agent a fully executed incumbency certificate, and the Indemnification Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.  The Indemnification Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank.  The Indemnification Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.  The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

10.           Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District

Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)           The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby, (and each agrees that no such Action relating to this Supplemental Agreement or the transactions contemplated hereby shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c)           Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Supplemental Agreement or the transactions contemplated hereby, including the Merger.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.           Interpretation.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Solely as among the parties hereto other than the Indemnification Escrow Agent, the Merger Agreement, as it may from time to time be amended, shall control in the event of any conflict or inconsistency with this Agreement.

12.           Entire Agreement; Modification, Waiver; Counterparts.  This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto or any of his respective affiliates and any other person with respect to the subject matter hereof.  The terms of this Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

13.           Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.

14.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by either party hereto shall require the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Parent may assign as collateral any and/or all of its rights under this Agreement by way of security to any banks and/or holders of debt securities and/or financial institutions and/or hedge counterparties and/or any other person lending money, providing credit or otherwise providing financing to Parent or any of its Affiliates.

15.           Business Day.  If any day specified in this Agreement for the taking of action by the Indemnification Escrow Agent shall not be a Business Day, then such action shall be taken on the next succeeding day that is a Business Day.

16.           Representations and Warranties.  Each of the Indemnification Escrow Agent, Parent and the Stockholder Representative hereby represents and warrants (a) that this Agreement has been duly authorized and executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution and performance of this Agreement by such person does not and will not violate any applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE COCA-COLA COMPANY

By:
Name:
Title:

J. Darius Bikoff
solely in his capacity as Stockholder Representative

By:
Name:
Title:
Tax ID Number:

Michael Repole
solely in his capacity as Stockholder Representative

By:
Name:
Title:
Tax ID Number:

[ ]
as Indemnification Escrow Agent

By:
Name:
Title:

7

[SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT]

EXHIBIT A

Fee Schedule

[To come]

SCHEDULE 1

[To come]

EXHIBIT D

Form of

KEY EMPLOYEE ESCROW AGREEMENT

This Key Employee Escrow Agreement, dated as of [             ], 2007 (this “Agreement”), is made by and among The Coca-Cola Company, a Delaware corporation (“Parent”), J. Darius Bikoff (“Bikoff”) and Michael Repole (“Repole”), each solely in his capacity as, respectively, the Initial Stockholder Representative and the Substitute Stockholder Representative, Energy Brands Inc. d/b/a Glaceau, a New York corporation (the “Company”), [NAME], (“Key Employee”), and [                ], as escrow agent (the “Key Employee Escrow Agent”).  Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to them in the Agreement and Plan of Merger, dated as of May 24, 2007 (the “Merger Agreement”), by and among Parent, Mustang Acquisition Company, LLP, a Delaware limited liability partnership and a wholly owned subsidiary of Parent, the Company, the Initial Stockholder Representative and the Substitute Stockholder Representative.

The parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.             Consent of Key Employee; Appointment of Key Employee Escrow Agent; Establishment of Escrow.

(a)           The Key Employee hereby consents to Merger Sub’s deposit of the Key Employee’s portion of the Key Employee Escrow Amount to the Individual Account in accordance with the term and subject to the conditions set forth in this Agreement and the Merger Agreement.

(b)           The parties hereto acknowledge that on the date hereof Merger Sub has deposited with the Key Employee Escrow Agent $10,436,376 (the “Key Employee Escrow Amount”).  The Escrow Agent acknowledges receipt of the Key Employee Escrow Amount and will deposit the Key Employee’s portion of the Key Employee Escrow Amount ($[              ]) into a separate account (the “Individual Account”).  The Key Employee Escrow Amount plus any Escrow Fund Earnings (as defined below) minus any amounts released or disbursed therefrom from time to time shall be referred to herein as the “Key Employee Escrow Funds”.  The Key Employee Escrow Funds shall be held in trust and shall not be subject to lien or attachment, trustee process or any other judicial process of any creditor of any party hereto and shall be used solely for the purposes and conditions set forth herein.

(c)           Parent and the Key Employee hereby jointly appoint the Key Employee Escrow Agent as the Key Employee Escrow Agent under this Agreement and the Merger Agreement and the Key Employee Escrow Agent hereby agrees to act as Key Employee

Escrow Agent and to hold, safeguard and disburse, pursuant to the terms and conditions hereof, the Key Employee Escrow Funds.

2.             Investment of Funds.

(a)           Except as Parent and the Stockholder Representative may from time to time jointly instruct the Key Employee Escrow Agent in writing, the Key Employee Escrow Funds shall be invested from time to time:

(i)            in United States Treasury securities;

(ii)           one or more money market accounts or certificates of deposit (having a duration of no more than thirty (30) days) with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least $100,000,000; or

(iii)          other investments, such as commercial paper with a maturity of not more than thirty (30) days and rated at least P-1 by Moody’s Investor’s Service, Inc. or A-1 by Standard & Poor’s Corporation, as may be specifically approved in writing by the Stockholder Representative.

(b)           The Key Employee Escrow Agent shall liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.  The parties to this Agreement recognize and agree that the Key Employee Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Key Employee Escrow Funds or the purchase, sale, retention or other disposition of any investment described herein.  The Key Employee Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Key Employee and Parent to give the Key Employee Escrow Agent instructions to invest or reinvest the Key Employee Escrow Funds.  Receipt, investment and reinvestment of the Key Employee Escrow Funds shall be confirmed by Key Employee Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Key Employee and Parent to the Key Employee Escrow Agent within thirty (30) calendar days after receipt thereof.  Failure to inform the Key Employee Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall conclusively be deemed confirmation of such account statement in its entirety.

(c)           If the Key Employee Escrow Agent does not receive written instructions from the Key Employee and Parent jointly directing the investment or reinvestment of any of the Key Employee Escrow Funds, the Key Employee Escrow Agent shall automatically and forthwith invest such funds in a money market account as described in

Section 2(a) until the Key Employee Escrow Agent has received contrary joint written instructions from the Key Employee and Parent.  Such written instructions referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which the Key Employee and Parent jointly direct the Key Employee Escrow Agent to use in respect of such investment, any particular settlement procedures required (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Key Employee Escrow Agent may reasonably require.  The interest or income of any investments made pursuant to this Section 2 shall collectively be referred to herein as the “Escrow Fund Earnings.”

3.             Release of Funds.  The Key Employee Escrow Agent shall release the Key Employee Escrow Fund to an account specified in writing by the Key Employee on the first Business Day of 2009.

4.             Termination of Escrow.  This Agreement shall terminate upon the final distribution of all of the Key Employee Escrow Funds in accordance with the terms of this Agreement.

5.             Duties of Key Employee Escrow Agent.

(a)           The Key Employee Escrow Agent shall have no implied duties or obligations and shall be required to perform only such duties as are expressly set forth in this Agreement.  The Key Employee Escrow Agent shall neither be responsible for, nor chargeable with knowledge of the terms and conditions of any other agreement, including the Merger Agreement.  The Key Employee Escrow Agent shall not be required to take notice of the Merger Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof.  In the event of any conflict between the terms and provisions of this Agreement and those of the Merger Agreement, the Key Employee Escrow Agent may rely on the terms and conditions of this Agreement to govern and control in all respects.

(b)           The Key Employee Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are asserted against the Key Employee Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Key Employee Escrow Agent (and any successor to the Key Employee Escrow Agent) and each of the Key Employee Escrow Agent’s officers, directors, agents and employees from and against any and all losses, liabilities, claims, actions, damages and expenses, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.  The right to the indemnity afforded hereby shall survive the termination of this Agreement and any resignation or removal of the Key Employee Escrow Agent.  Without limiting the foregoing, the Key Employee Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any of the Key Employee Escrow Funds held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Key Employee Escrow Funds, or any loss of interest incident to any such delays.  Anything to the contrary notwithstanding, in no event shall the Key Employee Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever, including, without limitation, lost profits, even if the Key Employee Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Key Employee Escrow Agent may execute any of its powers and perform any of it duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult or retain counsel, accountants, or other skilled persons as selected by it.  The Key Employee Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons (not resulting from the Key Employee Escrow Agent’s gross negligence or willful misconduct). In the event that the Key Employee Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto, which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any such action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise jointly in writing by Parent and the Key Employee, which eliminates such ambiguity or uncertainty to the satisfaction of the Key Employee Escrow Agent, or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Key Employee Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The parties to this Agreement agree to pursue any redress or recourse in connection with any dispute without making the Key Employee Escrow Agent a party to the same, other than in connection with any dispute alleging that the Key Employee Escrow Agent breached its obligations under this Agreement.

(c)           The Key Employee Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, unless the Key Employee Escrow Agent has actual knowledge of any such lack of authenticity, correctness, proprietary or validity.  The Key Employee Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so unless the Key Employee Escrow Agent has actual knowledge of the lack of authority.  The Key Employee Escrow Agent may conclusively presume that the undersigned representative of any party hereto that is an entity has full power and authority to instruct the Key Employee Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Key Employee Escrow Agent or unless the Key Employee Escrow Agent has actual knowledge of the lack of power or authority.

(d)           The Key Employee Escrow Agent shall not have any interest in the Key Employee Escrow Funds deposited hereunder and is serving as escrow holder only and having only possession thereof.  The Key Employee Escrow Agent shall prepare and provide to the Key Employee and Parent a monthly information statement of the Key Employee Escrow Amount, including the Escrow Fund Earnings, no later than the last calendar day in respect of the immediately preceding full calendar month (the “Monthly Earnings Statement”).

(e)           The Key Employee Escrow Agent (and any successor to the Key Employee Escrow Agent) may resign at any time upon thirty (30) days’ prior notice to the Key Employee and Parent, and may be removed, with or without cause, by the consent of the Key Employee and Parent upon 30 days’ prior written notice to the Key Employee Escrow Agent.  Prior to the effective date of the resignation or removal of the Key Employee Escrow Agent, the Key Employee and Parent shall jointly appoint a successor escrow agent, which shall be a bank or trust company having offices in New York, New York and assets in excess of $1,000,000,000, to hold the Key Employee Escrow Funds, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.  No such resignation or removal shall discharge any liability or obligations of the Key Employee Escrow Agent prior to the effective time of such resignation or removal.  If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Key Employee Escrow Agent, the Key Employee Escrow Agent shall first, place all of the Key Employee Escrow Funds at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent and second, if the court does not agree to act as successor agent or fails to appoint another entity to act as a successor escrow agent, deposit all of the Key Employee Escrow Funds into the registry of any court of competent jurisdiction and notify Parent and the Key Employee in writing of such deposit.  In the event that the Key Employee Escrow Agent makes a deposit of the Key Employee Escrow Funds into the registry of a court in the manner specified in the preceding sentence, the Key Employee Escrow Agent shall thereupon be discharged from all further duties as the Key Employee Escrow Agent hereunder.  The Key Employee Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Key Employee Escrow Agent, plus any costs and expenses the Key Employee Escrow Agent shall reasonably believe may be incurred by the Key Employee Escrow Agent in connection with the termination of the Escrow Agreement.  Any entity into which the Key Employee Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Key Employee Escrow Agent under this Escrow Agreement without further act.

(f)            The Key Employee Escrow Agent shall be paid compensation (as payment in full) for its services in accordance with the terms of Exhibit A hereto, the terms of which are incorporated herein by reference, and shall be reimbursed promptly upon receipt of a written invoice for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it in performance of its duties hereunder (including reasonable fees, expenses and disbursements of one outside counsel, but not any fees or expenses allocated to its internal counsel).  The Stockholder Representative and Parent shall each be responsible for one-half of any such compensation and reimbursement to which the Key Employee Escrow Agent is entitled.

(g)           In connection with any funds transfer, the Key Employee Escrow Agent may rely solely upon any account numbers or similar identifying number provided by the other parties hereto, pursuant to joint written instructions of Parent and the Key Employee, to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an order executed by such party using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.  The Key Employee Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Key Employee Escrow Agent pursuant to wiring or transfer instructions provided to the Key Employee Escrow Agent by any party to this Agreement.

(h)           The Key Employee Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining, or taking or refraining from any action with respect to, any securities or other property deposited hereunder.

6.             Tax Matters.

(a)           Unless otherwise required by applicable Law, for United States federal, state and local tax purposes, the parties hereto agree to treat the Key Employee Escrow Funds as owned by the Key Employee, and to file all tax returns on a basis consistent with such treatment.

(b)           All Escrow Fund Earnings shall be accounted for by the Key Employee Escrow Agent separately from the Key Employee Escrow Amount.  Notwithstanding any provisions of this Agreement to the contrary, Escrow Fund Earnings shall be treated as having been received by the Key Employee for United States federal and applicable state and local income tax purposes.  Unless otherwise required by applicable Law, the parties hereto agree that, for United States federal and applicable state and local income tax purposes, the Key Employee shall report Escrow Fund Earnings as their income.

(c)           On or before the execution of this Agreement, the Key Employee shall cause to be provided to the Key Employee Escrow Agent a completed applicable Form W-9 (or successor form).  Except with respect to Form 1099s, the Key Employee Escrow Agent shall have no authority or responsibility to prepare or file any federal, state or local tax return or report with respect to the Key Employee Escrow Funds or any earnings thereon.  This Section 6(b) shall survive notwithstanding any termination of this Agreement.

7.             Notices.  All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:

(i)            if to Parent, to

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax No.: (404) 676-8621
Attention: Chief Financial Officer

with copies to (which shall not constitute notice):

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Fax No.:  (404) 515-2546
Attention: General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Fax No.:  (212) 735-3000
Attention: Martha E. McGarry and Sean C. Doyle

(ii)           if to the Key Employee, to:

 [Key Employee]
c/o Energy Brands Inc.
17-20 Whitestone Expressway
Whitestone, NY 11357
Fax No.: (718) 746-1505
Attention: [Key Employee]

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq.

(iii)          if to the Initial Stockholder Representative, to:

J. Darius Bikoff
c/o Energy Brands Inc.
17-20 Whitestone Expressway
Whitestone, NY 11357
Fax No.: (718) 746-1505
Attention: J. Darius Bikoff

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq.

(iv)          if to the Substitute Stockholder Representative, to:

Michael Repole
c/o Energy Brands Inc.
17-20 Whitestone Expressway
Whitestone, NY 11357
Fax No.: (718) 746-1505
Attention: Michael Repole

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax No.:  (212) 909-6836
Attention:  Jeffrey J. Rosen, Esq.

(v)           if to the Key Employee Escrow Agent, to:

[                                                           ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

9.             Security Procedures.  In the event funds transfer instructions are given  whether in writing, by facsimile or otherwise, the Key Employee Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Stockholder Representative and the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Key Employee Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers listed in Schedule 1 for call-backs may be changed only in a writing actually received and acknowledged by the Key Employee Escrow Agent.  If the Key Employee Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Key Employee Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to [              ] (“Executive Officers”).  Such Executive Officer shall deliver to the Key Employee Escrow Agent a fully executed incumbency certificate, and the Key Employee Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.  The Key Employee Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Key Employee Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

10.           Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)           The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby, (and each agrees that no such Action relating to this Supplemental Agreement or the transactions contemplated hereby shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c)           Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Supplemental Agreement or the transactions contemplated hereby, including the Merger.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.           Interpretation.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Solely as among the parties hereto other than the Key Employee Escrow Agent, the Merger Agreement, as it may from time to time be amended, shall control in the event of any conflict or inconsistency with this Agreement.

12.           Entire Agreement; Modification, Waiver; Counterparts.  This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto or any of his respective affiliates and any other person with respect to the subject matter hereof.  The terms of this Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

13.           Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.

14.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by either party hereto shall require the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable, except that Parent may assign as collateral any and/or all of its rights under this Agreement by way of security to any banks and/or holders of debt securities and/or financial institutions and/or hedge counterparties and/or any other person lending money, providing credit or otherwise providing financing to Parent or any of its Affiliates.

15.           Business Day.  If any day specified in this Agreement for the taking of action by the Key Employee Escrow Agent shall not be a Business Day, then such action shall be taken on the next succeeding day that is a Business Day.

16.           Representations and Warranties.  Each of the Key Employee Escrow Agent, Parent, the Stockholder Representative and the Key Employee hereby represents and warrants (a) that this Agreement has been duly authorized and executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution and performance of this Agreement by such person does not and will not violate any applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE COCA-COLA COMPANY

By:
Name:
Title:

J. Darius Bikoff, solely in his capacity as
Initial Stockholder Representative

By:

Michael Repole, solely in his capacity as
Substitute Stockholder Representative

By:

[Key Employee]

By:

[ ]
as Key Employee Escrow Agent

By:
Name:
Title:

[SIGNATURE PAGE TO KEY EMPLOYEE ESCROW AGREEMENT]

EXHIBIT A

Fee Schedule

[To come]

SCHEDULE 1

[To come]

EXHIBIT E

Form of

WARRANT CANCELLATION ACKNOWLEDGEMENT

Reference is made to the Agreement and Plan of Merger, dated as of May 24, 2007 (the “Merger Agreement”), by and among The Coca-Cola Company, a Delaware corporation (“Parent”), Mustang Acquisition Company, LLP, a Delaware limited liability partnership and a wholly owned subsidiary of Parent (“Merger Sub”), and Energy Brands, Inc. d/b/a Glaceau, a New York corporation (the “Company”), pursuant to which Merger Sub shall merge with and into the Company with the Company as the surviving corporation.  Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement, a copy of which is attached hereto.

THE UNDERSIGNED hereby acknowledges and agrees that:

1.                                       The undersigned is the holder of a warrant, dated December 29, 1998, which entitles the holder to purchase        ,000 shares of Company Common Stock (the “Warrant”);

2.                                       It is a condition to consummation of the Merger that the Company delivers to Parent Cancellation Acknowledgments from holders of all outstanding Warrants, which consent to the cancellation of such Warrants in exchange for payment as set forth in paragraph 3 below; and

3.                                       Subject to the consummation of the Merger and without any further action on the part of the undersigned, each share of Company Common Stock subject to the Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable, will be canceled as of the Effective Time in exchange for the right to receive a cash payment in an amount equal to the excess, if any, of the Per Share Merger Consideration (determined and paid in accordance with the terms, provisions and procedures set forth in the Merger Agreement (including those in Section 2.9 and Article VIII) over the exercise price thereof, subject to the terms of the Merger Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Cancellation Acknowledgement as of the date indicated below:

Date:
HOLDER:

Name:

Address:

E-1

EXHIBIT F

Form of

NOTE DRAWDOWN, INDEMNIFICATION
AND ADDITIONAL COLLATERAL AGREEMENT

THIS NOTE DRAWDOWN, INDEMNIFICATION AND ADDITIONAL  COLLATERAL AGREEMENT (this “Agreement”) is entered into as of [             ], 2007 between [Bikoff/Repole/Venuti] (“Senior Executive”) and The Coca-Cola Company, a Delaware corporation (“Parent”).  Undefined capitalized terms in this Agreement are defined in the Merger Agreement defined below.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated May [             ], 2007, by and among Parent, Mustang Acquisition Company, LLP, a Delaware limited liability partnership, the Company and J. Darius Bikoff and Michael Repole, each of them solely in his capacity as representative of the Company Securityholders (the “Merger Agreement”), a portion of the Merger Consideration was deposited in the Indemnification Escrow Account;

WHEREAS, the Senior Executive’s allocable share of the funds on deposit in the Indemnification Escrow Agreement is $                 ;

WHEREAS, pursuant to the Investment Agreement between Senior Executive and Parent, Senior Executive has purchased for $                 ,          shares of Parent common stock (the “Parent Shares”), which Parent Shares have been deposited in the Stock Escrow and Collateral Account;

WHEREAS, Senior Executive and [Bikoff/Repole/Venuti] (the “Other Senior Executives”) are desirous of causing the Escrow Modification to occur such that they may obtain payment of their share of the funds on deposit in the Indemnification Escrow Agreement and secure their obligations in respect of indemnification payments, if any, due to the Parent Indemnified Parties by delivering to the Parent a demand note in the form attached hereto as Exhibit A (the “Note”), and agreeing to the terms of this Agreement and the Pledge and Security Agreement, dated                      , 2007, between [Bikoff/Repole/Venuti] and Parent (the “Security Agreement”); and.

WHEREAS, the Other Senior Executives are contemporaneously entering into Note Drawdown, Indemnification and Additional Collateral Agreements with terms substantially similar to this Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Note Drawdowns.  In the event that any payment is made out of the Indemnification Escrow Account under Section 8.10(b) of the Merger Agreement to any Parent Indemnified Party, Senior Executive shall be obligated to pay to Parent and Parent shall be entitled to draw under the Note an amount equal to the amount of such payment under Section 8.10(b) multiplied by a fraction, expressed as a percentage, the numerator of which is         % [such Senior Executive’s percentage ownership at closing on a fully diluted basis] and the denominator of which is the General Escrow Percentage (the “Applicable Percentage”).  In the event Senior Executive fails to pay the amount of such draw within three Business Days of notice thereof, such failure shall be a default under this Agreement and Parent shall be entitled to instruct the Escrow and Collateral Agent under the Stock Escrow and Collateral Agreement to pay over to Parent an amount of cash equal to the amount of such draw under the Note, and, if there is not then sufficient cash in the Stock Escrow and Collateral Account to fund such payment, Parent shall instruct the Escrow and Collateral Agent either (at Parent’s option) to sell a sufficient amount of the Parent Shares in such account to fund such payment or to deliver such number of shares, valued at Fair Market Value, to the Parent, provided, that if for any reason the Escrow and Collateral Agent is unable to promptly sell a sufficient number of Parent Shares in the open market upon receipt of an instruction from Parent to do so, it shall deliver to Parent a sufficient number of Parent Shares valued at Fair Market Value.  Any such payment to Parent shall be deemed a payment under, and shall reduce the outstanding Principal Amount of, the Note.  In the case of a delivery of the Pledged Shares to the Parent, the obligations on the Note shall be reduced in accordance with Section 9-608 of the Uniform Commercial Code in effect in the State of New York; provided, however, that Parent waives any right to any claim for fees and expenses of collection or enforcement and, to the extent provided for by agreement and not prohibited by law, reasonable attorney’s fees and legal expenses, to which it might otherwise be entitled under the UCC.

2.             Other Payment Obligations.  In the event that under Section 8.10(e) of the Merger Agreement, the Stockholder Representative deducts from amounts received by it under Sections 8.10(c) or 8.10(d) of the Merger Agreement any amount to reimburse its expenses, Senior Executive shall, within three Business Days of notice of such payment, pay to the Stockholder Representative an amount equal to the amount of such payment multiplied by the Applicable Percentage.  In the event Senior Executive fails to make such payment at such time, the Stockholder Representative shall be entitled to, and shall instruct the Escrow and Collateral Agent under the Stock Escrow and Collateral Agreement to pay to the Stockholder Representative, an amount of cash equal to the amount of such required payment and, if there is not then sufficient cash in the Stock Escrow and Collateral Account to fund such payment, to sell a sufficient amount of the Parent Shares in such account to fund such payment.  Parent shall take such steps as may be reasonably requested to release its lien in any such Parent Shares.

3.             Top-Up Payments.  In the event that at any time (1) the sum of (x) the amount of cash, if any, on deposit in the Stock Escrow and Collateral Account plus (y) two thirds of the Fair Market Value of the Parent Shares on deposit in the Stock Escrow and Collateral Account is less than (2) the amount on deposit in the Indemnification Escrow Account multiplied by the Applicable Percentage, Senior Executive shall pay into the Stock Escrow and Collateral Account, within three Business Days of notice of such shortfall, an amount of cash equal to the amount of such shortfall.  In the event Senior Executive fails to make such payment at such time, Parent shall be entitled to, but shall not be obligated to, instruct the Escrow and Collateral Agent under the Stock Escrow and Collateral Agreement to sell a sufficient amount of the Parent Shares, and hold in the Stock Escrow and Collateral Account the proceeds of such sale, such that, following such action, the amount described in clause (1) of this paragraph is equal to the amount described in clause (2) of this paragraph.  As used in this Agreement, “Fair Market Value” of the Parent Shares means, as of any date, the average of the daily volume-weighted average price per share of such Parent Shares for each of the five trading days prior to such date (as reported by Bloomberg Financial L.P. using the VWAP function, or if unavailable, by another authoritative source, or if no other authoritative source is available, based upon the average of the daily closing prices (instead of the daily volume-weighted average prices) for such five trading days, as reported by Bloomberg Financial L.P. or another authoritative source).

4.             Pledge and Grant of Security Interest.  To secure the obligations hereunder, Senior Executive shall execute and deliver a Pledge and Security Agreement in substantially the form set forth as Exhibit B hereto.

5.             Release.

(a)           So long as no default by Senior Executive shall have occurred and be continuing under this Agreement, any time when the amount of cash, if any, in the Stock Escrow and Collateral Account exceeds the amount on deposit in the Indemnification Escrow Account multiplied by the Applicable Percentage, Parent, the Stockholder Representative and Senior Executive shall promptly instruct the Escrow and Collateral Agent under the Stock Escrow and Collateral Agreement to pay to the Senior Executive the amount of such excess cash and Parent shall takes such steps as may be necessary to release their security interests in such excess cash.

(b)           In the event that at any time after the third anniversary of the Closing under the Merger Agreement (1) the sum of (x) the amount of cash, if any, on deposit in the  Stock Escrow and Collateral Account plus (y) two thirds of the Fair Market Value of the amount of Parent Shares on deposit in the Stock Escrow and Collateral Account is greater than (2) the amount on deposit in the Indemnification Escrow Account multiplied by the Applicable Percentage, Parent, the Stockholder Representative and Senior Executive shall promptly instruct the Escrow and Collateral Agent under the Stock Escrow and Collateral Agreement to pay to the Indemnifying Party an amount, comprised of cash and Parent Shares in such proportions as the Indemnified Party shall elect, such that, following such payment, the amount described in clause (1) above is equal to the amount described in clause (2) above, and Parent shall take such steps as may be necessary to release their security interests in such excess cash and/or Parent Shares.

6.             Notices.  All notices required or permitted to be given under this Agreement shall be in conformance with Section 9.2 of the Merger Agreement.

7.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

8.             Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Agreement.

9.             Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

10.            Submission to Jurisdiction; Waiver of Jury Trial.

(a)           The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby, (and each agrees that no such Action relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b)           Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this paragraph.

11.           No Setoffs.  Neither Parent nor any other party claiming under or in respect of the Merger Agreement or the transactions contemplated thereby or consummated pursuant thereto shall have any right, in the nature of setoff or otherwise, to the amounts or assets on deposit in the Stock Escrow and Collateral Account, other than the rights respecting payments expressly set forth herein.

12.           Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

13.           Entirety; Modification, Waiver.  This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto or any of his respective affiliates and any other person with respect to the subject matter hereof.  The terms of this Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.

[Remainder of Page Intentionally Left Blank.]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PARENT:	THE COCA-COLA COMPANY, a Delaware corporation

By:
Name:
Title:

SENIOR EXECUTIVE:	[ ]

By:
Name:
Title:

Accepted and agreed to as of the date first above written.

[ESCROW AGENT]

By:
Name:
Title:

EXHIBIT G

Form of

INVESTMENT AGREEMENT

This Investment Agreement, dated as of May          , 2007 (this “Agreement”), is made and entered into by and between The Coca-Cola Company, a Delaware corporation (“Parent”), and [Insert Name of Executive] (“Investor”).

W I T N E S S E T H

WHEREAS, Investor is an executive officer of Energy Brands, Inc. d/b/a Glaceau, a New York corporation (the “Company”);

WHEREAS, pursuant to Agreement and Plan of Merger, dated as of May [•], 2007 (the “Merger Agreement”), with Parent, Mustang Acquisition Company, LLP, a Delaware limited partnership and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and J. Darius Bikoff and Michael Repole, each of them solely in his capacity as representative of the Company Securityholders (as such term is defined in the Merger Agreement), upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, in connection with the Merger, Investor desires, upon the terms and subject to the conditions set forth in this Agreement, to subscribe for and purchase, and Parent desires to sell to Investor (the “Purchase”), such number of shares of the common stock, par value $0.25 per share (the “Parent Common Stock”), of Parent having an aggregate value of $[               ] (the “Investor Purchase Amount”);

WHEREAS, in connection with the Closing of the Purchase, each of Investor and Parent will enter into the Stock Escrow and Collateral Agreement,  pursuant to which, upon the terms and subject to the conditions set forth therein, Parent will deposit, on Investor’s behalf, the Purchased Shares (as defined below) with the Stock Escrow and Collateral Agent identified therein; and

WHEREAS, Investor will not be entitled to vote the Purchased Shares until the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the “HSR Act”) have expired, unless Investor would otherwise be permitted to do so under applicable Law.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Certain Defined Terms.  Capitalized terms used and not otherwise defined in this Agreement have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2                                      Interpretation and Construction.  Unless otherwise expressly provided herein, for the purposes of this Agreement the rules of interpretation set forth in Section 1.2 of the Merger Agreement shall apply.

ARTICLE II

CLOSING OF THE PURCHASE

Section 2.1                                      Closing of the Purchase.

(a)                                  Time and Place.  The closing of the Purchase (the “Subscription Closing”) shall occur as soon as practicable and, in any event, no later than three days following, and at the place of, the Closing of the transactions contemplated by the Merger Agreement.

(b)                                 Conditions to the Purchase; Termination.  The obligation of Parent and Investor to consummate the transactions contemplated by this Agreement is subject to the consummation of the Merger and the receipt by Investor of Investor’s aggregate Per Share Closing Date Merger Consideration.  If the Merger Agreement has been terminated pursuant to its terms, the obligations of Parent and Investor pursuant to this Agreement shall terminate without liability of either party to the other (other than as may be set forth in the Merger Agreement).

(c)                                  Purchase.  Upon the terms and subject to the conditions set forth herein, at the Subscription Closing, Investor shall purchase that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Investor Purchase Amount by (y) the closing price of the Parent Common Stock on the New York Stock Exchange on the trading day immediately prior to the Subscription Closing (the “Purchased Shares”), and Parent shall issue and sell to Investor the Purchased Shares in exchange for the Investor Purchase Amount.

(d)                                 Delivery.  At or prior to, and in connection with, the Subscription Closing, (i) Investor shall deliver or cause to be delivered to Parent cash (by wire transfer of immediately available funds to a bank account designated by Parent) an amount equal to the Investor Purchase Amount and (ii) Parent shall deliver to the Stock Escrow and Collateral Agent for deposit into the Stock Escrow and Collateral Account, on behalf of Investor, a certificate representing the Purchased Shares registered in the name of Investor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to Parent as follows:

Section 3.1                                      Binding Agreement.  Investor is a natural person, legally competent and has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Investor has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.2                                      No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of Investor’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which Investor is a party or (b) require any consent, authorization or approval of any other person or any entity or Governmental Entity, other than approval under the HSR Act, to the extent required by Law, or (c) violate or conflict with any Law or Order applicable to Investor.

Section 3.3                                      Securities Laws Matters.  Investor acknowledges receipt of advice from Parent that:

(a)                                  the Purchased Shares have not been registered under the Securities Act of 1933 (the “Act”) or qualified under any state securities or “blue sky” or non-U.S. securities laws;

(b)                                 the Purchased Shares must be held indefinitely and Investor must continue to bear the economic risk of the investment in the Purchased Shares unless such shares are subsequently registered under the Act and such state or non U.S. securities laws or an exemption from such registration is available;

(c)                                  when and if the Purchased Shares may be disposed of without registration in reliance upon Rule 144 promulgated under the Act (“Rule 144”), such disposition can be made only in accordance with the terms and conditions of such Rule;

(d)                                 if the exemption afforded by Rule 144 is not available, public sale of any Purchased Shares without registration will require the availability of an exemption under the Act;

(e)                                  a restrictive legend in the form set forth on Exhibit A shall be placed on the certificate representing the Purchased Shares issued to Investor; and

(f)                                    a notation shall be made in the appropriate records of Parent indicating that the Purchased Shares are subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer or other agent in respect of the Purchased Shares, appropriate stop-transfer instructions will be issued to such agent with respect to such shares.

Section 3.4                                      Accredited Investor.  Investor is either a “qualified institutional investor” or an “accredited investor” within the meanings ascribed to those terms under the U.S. federal securities laws.

Section 3.5                                      Investor’s Experience.

(a)                                  Investor’s financial situation is such that Investor can afford to bear the economic risk of holding Purchased Shares for an indefinite period of time.

(b)                                 Investor can afford to suffer complete loss of his investment in the Purchased Shares.

(c)                                  Investor’s knowledge and experience in financial and business matters are such that Investor is capable of evaluating the merits and risks of Investor’s investment in the Purchased Shares.

(d)                                 Investor understands the tax consequences of the Purchase and that any documents provided by Parent do not contain tax advice or tax information.  Investor has had the opportunity to consult with Investor’s own legal, accounting, tax, investment and other advisors, who are unaffiliated with Parent or any Affiliate of Parent, with respect to the tax treatment of the investment by Investor in the Purchased Shares.

Section 3.6                                      Access to Information.  Investor has been furnished by Parent prior to the date hereof with all information regarding Parent, which Investor has reasonably requested or desired to know, and has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other Representatives of Parent concerning Parent, the terms and conditions of the investment in the Purchased Shares.  Investor has been granted the opportunity to obtain any additional information that Investor deems necessary to verify the accuracy of the information so provided.

Section 3.7                                      Investment Intent.  Investor is acquiring the Purchased Shares solely for Investor’s own account for investment and not with a view to or for sale in connection with any distribution thereof.  Investor agrees that Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Purchased Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Purchased Shares), except in compliance with (i) the Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement.

Section 3.8                                      No Reliance.  Except as set forth in this Agreement, no representations or warranties have been made to Investor by Parent or any Representative of Parent and in entering into the transaction contemplated this Agreement, Investor is not relying on any information, other than that as expressly contained in this Agreement and the results of independent investigation by Investor.

Section 3.9                                      No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of Investor in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Investor or any action taken by Investor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Investor as follows:

Section 4.1                                      Validity of Purchased Shares.  The Purchased Shares have been duly authorized and validly issued and are fully paid and nonassessable.  Upon delivery of and payment for the Purchased Shares at the Subscription Closing, Investor will acquire good and valid title to all of the Purchased Shares, free and clear of any liens other than as contemplated in the Pledge and Security Agreement.

Section 4.2                                      Binding Agreement.  Parent has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3                                      No Conflict.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of Parent’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which Parent is a party or (b) require any consent, authorization or approval of any other person or any entity or Governmental Entity, or (c) violate or conflict with any Law or Order applicable to Parent.

Section 4.4                                      No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Parent or any action taken by Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1                                      Further Assurances.  Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.  From time to time without further consideration, subject to Section 5.4, Parent will execute and deliver such documents to Investor as Investor may reasonably request in order to vest more effectively in Investor good and valid title (free of Encumbrances) to the Purchased Shares to be sold hereunder.  From time to time, without further consideration, Investor will execute and deliver such documents to Parent as Parent may reasonably request in order to consummate more effectively the sale of the Purchased Shares to be sold hereunder.

Section 5.2                                      Public Announcements; Confidentiality.  Except as may be required by applicable Law, including federal securities Laws, or by obligations pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the release or announcement shall allow the other parties an opportunity (to the extent practical) to comment on such release or announcement in advance of such issuance and to consider such comments in good faith), none of the parties hereto shall issue any press release or otherwise make any announcement or disclosure concerning the transactions contemplated hereby unless such information is already in the public domain.

Section 5.3                                      Restrictions on Voting Of Purchased Shares.  Investor hereby agrees and acknowledges that he shall have no right to vote or direct the voting of by proxy or otherwise of the Purchased Shares with respect to any matter with respect to which shares of Parent Common Stock are entitled to vote unless and until the applicable waiting periods under the HSR Act have expired, unless the expiration of such waiting period shall not be required under applicable Law for Investor to exercise full rights of ownership of the Purchased Shares under applicable Law.  Parent and Investor shall cooperate in making such filings with the appropriate Governmental Entity as may be required under the HSR Act.

Section 5.4                                      Removal of Legend.  In connection with the permitted sale of any Purchased Shares pursuant to (i) an effective registration statement under the Act, (ii) Rule 144 or (iii) another exemption from registration under the Act, Parent shall, at the request of Investor or the Stock Escrow and Collateral Agent and upon delivery by Investor to Parent of a reasonably satisfactory opinion of counsel and such other documents as Parent or Parent’s transfer agent may reasonably request, replace, at the expense of the Parent, the certificates representing such Purchased Shares with certificates or instruments not bearing the legend required by Section 3.3.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                      Notices.  All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Fax: (404) 676-8621

Attention:                 Chief Financial Officer

with copies to: (which shall not constitute notice hereunder) to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Fax: (404) 515-2546

Attention:                 General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax:  (212) 735-2000

Attention:                 Martha E. McGarry

                                                                           Sean C. Doyle

(b)                                 if to Investor:

c/o Energy Brands, Inc. d/b/a Glaceau

17-20 Whitestone Expressway

Whitestone, New York 11357

Fax:  [ • ]

Attention:  [ • ]

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax:  (212) 909-6836

Attention:                 Jeffrey J. Rosen

Section 6.2                                      Entire Agreement; Modifications.

(a)                                  This Agreement sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b)                                 This Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of Parent and Investor.

Section 6.3                                      Waiver.  Any term or condition hereof may be waived at any time by the party hereto that is entitled to the benefits thereof by a written instrument duly executed on behalf of such party.  The failure of a party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 6.4                                      Assignment; Binding Effect; Severability.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

Section 6.5                                      Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 6.7 to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond.  Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

Section 6.6                                      Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

Section 6.7                                      Consent to Jurisdiction.  The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or the transactions contemplated hereby, including the Merger (and each agrees that no such Action relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby, including the Merger, in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the

United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 6.8                                      Waiver of Jury Trial.  Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby, including the Merger.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.8.

Section 6.9                                      Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.10                                Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first written above.

THE COCA-COLA COMPANY

By:
Name:
Title:

INVESTOR:

By:
Name:

[SIGNATURE PAGE TO INVESTMENT AGREEMENT]

Exhibit A

Form of Legend for Purchased Shares

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION THEREUNDER.

EXHIBIT H

Form of

FORM OF STOCK ESCROW AND COLLATERAL AGREEMENT

This Stock Escrow and Collateral Agreement, dated as of [                ], 2007 (this “Agreement”), is made by and among The Coca-Cola Company, a Delaware corporation (“Parent”), J. Darius Bikoff (“Bikoff”), Michael Repole (“Repole”) and Michael Venuti (“Venuti”, and, together with Bikoff and Repole, the “Senior Executives”), each in his individual capacity, Bikoff, not in his individual capacity, but in his capacity as the Initial Stockholder Representative under the Merger Agreement described below, and Repole, not in his individual capacity, but in his capacity as the Substitute Stockholder Representative under the Merger Agreement described below, and [                ] as escrow agent and control agent (the “Stock Escrow and Collateral Agent”).  Capitalized terms used and not defined in this Agreement shall have the respective meanings given to them in the Agreement and Plan of Merger, dated as of May 24, 2007 (the “Merger Agreement”), by and among Parent, Mustang Acquisition Company, LLP, a Delaware limited liability partnership and a wholly owned subsidiary of Parent, Energy Brands, Inc. d/b/a Glaceau, a New York corporation (the “Company”), the Initial Stockholder Representative and the Substitute Stockholder Representative.

The parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.             Appointment of Escrow and Control Agent; Establishment of Escrow Account.

(a)           On the date hereof, as contemplated by Section 2.1(d) of the Investment Agreements, Parent has delivered to the Stock Escrow and Collateral Agent for deposit into the Stock Escrow and Collateral Account, on behalf of each Senior Executive, a certificate registered in the name of each such Senior Executive representing the number of shares of common stock of Parent (“Shares”) set forth on Schedule 1 hereto (the “Stock Escrow Deposit”).  The Stock Escrow and Collateral Agent acknowledges receipt of each Senior Executive’s deposit and will allocate the number of shares so deposited by each Senior Executive into a separate account identified on Schedule 2 hereto (each, an “Individual Account”).  The Stock Escrow Deposit plus any dividends or distributions earned on the Stock Escrow Deposit (“Escrow Fund Earnings”) and any further deposits of shares of stock in Parent or cash by the Senior Executives minus any amounts released or disbursed therefrom from time to time shall be referred to herein as the “Stock Escrow Fund”.  The Stock Escrow Fund shall be held in trust and shall not be subject to lien or attachment, trustee process or any other judicial process of any creditor of any party hereto, other than as contemplated by the several Note Drawdown, Indemnification and Additional Collateral Agreements, each dated as of the date hereof between Parent and each of the Senior Executives and the Pledge and Security Agreements, each dated as of the date hereof between the Parent and each of the Senior Executives (collectively, the “Note Drawdown Agreements”), and shall be used solely for the purposes and conditions set forth herein and therein.

(b)           Parent and the Senior Executives hereby jointly appoint the Stock Escrow and Collateral Agent as the escrow agent under this Agreement and the Stock Escrow and Collateral Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Stock Escrow Fund pursuant to the terms and conditions hereof.

(c)           Parent hereby appoints Stock Escrow and Collateral Agent as the control agent for the limited purpose of acting as the agent on behalf of the Parent with respect to the Stock Escrow Deposit for purposes of perfecting the security interest of Parent in the Stock Escrow Deposit.  The Stock Escrow and Collateral Agent accepts such appointment and agrees to hold the Stock Escrow Deposit in its possession or control (or in the possession or control of its agents or bailees) solely for the purpose of perfecting the security interest granted to the Parent in the Stock Escrow Deposit, subject to the terms and conditions in the Note Drawdown Agreements.  Parent hereby acknowledges that the Stock Escrow and Collateral Agent will obtain “control” under the UCC over the Security Escrow Deposit.

2.             Dividends and Distributions. Promptly upon receipt of Escrow Fund Earnings, all such Escrow Fund Earnings shall be distributed to the applicable Senior Executive to an account specified in writing to the Stock Escrow and Collateral Agent by such Senior Executive.

3.             Voting Rights. Each Senior Executive hereby appoints [____] as his true and lawful proxy and attorney-in-fact, with full power of substitution, to vote and otherwise act with respect to all of the Shares in such Senior Executive’s Individual Account, including, without limitation, at any meeting of Parent’s stockholders.  Such proxies and powers are irrevocable and binding upon the Senior Executives and the successors, assigns, representatives and executors thereof, until the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the “HSR Act”) have expired, unless Investor would otherwise be permitted to do so under applicable Law, at which time the proxy granted in this Section 3 shall terminate and be of no further force or effect

4.             Instructions and Release of Funds.  Funds or Shares shall be released by the Stock Escrow and Collateral Agent from the Stock Escrow Fund in the amounts, at the times and under the circumstances set forth below:

(a)           in the event Parent provides the Stock Escrow and Collateral Agent with written instructions certifying that a Senior Executive has failed to satisfy a draw on his Demand Note pursuant to Section 1 of the applicable Note Drawdown Agreement, the Stock Escrow and Collateral Agent shall at the option of the Parent either pay over to Parent an amount of cash from such Senior Executive’s Individual Account equal to the amount of the specified draw, and, if there is not then sufficient cash in such Senior Executive’s Individual Account to fund such payment, the Stock Escrow and Collateral Agent shall sell a sufficient amount of the Shares in such Senior Executive’s Individual Account to fund such payment or deliver to Parent a sufficient amount of Shares, valued at Fair Market Value (as defined in the Note Drawdown Agreement), equal to the outstanding amount owed to Parent under the Note Drawdown Agreement;

(b)           in the event the Stockholder Representative provides the Stock Escrow and Collateral Agent with written instructions certifying that a Senior Executive has failed to satisfy a payment Obligation pursuant to Section 2 of the applicable Note Drawdown Agreement and that a copy of such instructions has been provided to Parent at least three days in advance, the Stock Escrow and Collateral Agent shall pay over to the Stockholder Representative an amount of cash from such Senior Executive’s Individual Account equal to the amount of such payment, and, if there is not then sufficient cash in such Senior Executive’s Individual Account to fund such payment, the Stock Escrow and Collateral Agent shall sell a sufficient amount of the Shares in such Senior Executive’s Individual Account to fund such payment;

(c)           in the event the Parent, the Stockholder Representative and a Senior Executive provide the Stock Escrow and Collateral Agent with written instructions certifying that the amount of cash in such Senior Executive’s Individual Account exceeds the amount on deposit in the Indemnification Escrow Account multiplied by such Senior Executive’s Applicable Percentage (as defined in Applicable Note Drawdown Agreement), the Stock Escrow and Collateral Agent shall to pay to the Senior Executive from such Senior Executive’s Individual Account the amount of such excess cash;

(d)           in the event that at any time after                     , 2007 [the third anniversary of the Closing under the Merger Agreement], Parent, the Stockholder Representative and a Senior Executive provide the Stock Escrow and Collateral Agent with written instructions certifying that, pursuant to Section 5(b) of such Senior Executive’s Note Drawdown Agreement, (1) the sum of (x) the amount of cash, if any, on deposit in such Senior Executive’s Individual Account plus (y) two thirds of the Fair Market Value of the amount of Shares on deposit in such Senior Executive’s Individual Account is greater than (2) the amount on deposit in the Indemnification Escrow Account multiplied by the such Senior Executive’s Applicable Percentage (as defined in Applicable Note Drawdown Agreement), the Stock Escrow and Collateral Agent shall pay to such Senior Executive, from such Senior Executive’s Individual Account, an amount, comprised of cash and Shares in such proportions as such Senior Executive shall elect, such that, following such payment, the amount described in clause (1) above is equal to the amount described in clause (2) above (as used in this Agreement, “Fair Market Value” of Shares means, as of any date, the average of the daily volume-weighted average price per share of such Shares for each of the five trading days prior to such date (as reported by Bloomberg Financial L.P. using the VWAP function, or if unavailable, by another authoritative source, or if no other authoritative source is available, based upon the average of the daily closing prices (instead of the daily volume-weighted average prices) for such five trading days, as reported by Bloomberg Financial L.P. or another authoritative source));

(e)           in the event there shall be issued a final, non-appealable judgment, order or decision of a court of competent jurisdiction regarding the disposition of the cash or Shares in an Individual Account, the Stock Escrow and Collateral Agent shall disburse the specified funds or Cash  in accordance with such judgment, order or decision; and

(f)            in the event that Parent, the Stockholder Representative and all three Senior Executives provide the Stock Escrow and Collateral Agent with written instructions specifying an alternative disposition of funds in any Individual Account, the Stock Escrow and Collateral Agent shall disburse the specified funds or Shares in accordance with such instructions.

5.             Top-up Obligations.  In the event that Parent provides the Stock Escrow and Collateral Agent with written instructions  certifying that a Senior Executive has failed to satisfy his top-up payment obligations under Section 3 of the such Senior Executive’s Note Drawdown Agreement and instructing the Escrow against to sell a sufficient amount of the Shares held in such Senior Executive’s Individual Account, and to hold in such account the proceeds of such sale, such that, following such action, (1) the sum of (x) the amount of cash on deposit in such Senior Executive’s Individual Account plus (y) two thirds of the Fair Market Value of the Shares on deposit in such Senior Executive’s Individual Account is equal to (2) the amount on deposit in the Indemnification Escrow Account multiplied by the Applicable Percentage (as defined in such Senior Executive’s Note Drawdown Agreement, the Stock Escrow and Collateral Agent shall comply with such instruction.

6.             Termination of Escrow.  This Agreement shall terminate upon the final distribution of all of the Stock Escrow Fund in accordance with the terms of this Agreement.

7.             Duties of Stock Escrow and Collateral Agent.

(a)           The Stock Escrow and Collateral Agent shall have no implied duties or obligations and shall be required to perform only such duties as are expressly set forth in this Agreement.  The Stock Escrow and Collateral Agent shall neither be responsible for, nor chargeable with knowledge of the terms and conditions of any other agreement, including the Merger Agreement.  The Stock Escrow and Collateral Agent shall not be required to take notice of the Merger Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof.  In the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Merger Agreement, the Stock Escrow and Collateral Agent may rely on the terms and conditions of this Agreement to govern and control in all respects.

(b)           The Stock Escrow and Collateral Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are asserted against the Stock Escrow and Collateral Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Stock Escrow and Collateral Agent (and any successor to the Stock Escrow and Collateral Agent) and each of the Stock Escrow and Collateral Agent’s officers, directors, agents and employees from and against any and all losses, liabilities, claims, actions, damages and expenses, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.  The right to the indemnity afforded hereby shall survive the termination of this Agreement and any resignation or removal of the Stock Escrow and Collateral Agent.  Without limiting the foregoing, the Stock Escrow and Collateral Agent shall in no event be liable in connection with its investment or reinvestment of any of the Stock Escrow Fund held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Stock Escrow Fund, or any loss of interest incident to any such delays.  Anything to the contrary notwithstanding, in no event shall the Stock Escrow and Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Stock Escrow and Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Stock Escrow and Collateral Agent may execute any of its powers and perform any of it duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult or retain counsel, accountants, or other skilled persons as selected by it.  The Stock Escrow and Collateral Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons (not resulting from the Stock Escrow and Collateral Agent’s gross negligence or willful misconduct). In the event that the Stock Escrow and Collateral Agent is uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which in its opinion conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise jointly in writing by Parent and the Senior Executives which eliminates such ambiguity or uncertainty to the satisfaction of the Stock Escrow and Collateral Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Stock Escrow and Collateral Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The parties to this Escrow Agreement  agree to pursue any redress or recourse in connection with any dispute without making the Stock Escrow and Collateral Agent a party to the same, other than in connection with any dispute alleging that the Stock Escrow and Collateral Agent breached its obligations under this Agreement.

(c)           The Stock Escrow and Collateral Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, unless the Stock Escrow and Collateral Agent has actual knowledge of any such lack of authenticity, correctness, proprietary or validity.  The Stock Escrow and Collateral Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so unless the Stock Escrow and Collateral Agent has actual knowledge of the lack of authority.  The Stock Escrow and Collateral Agent may conclusively presume that the undersigned representative of any party hereto which is an entity has full power and authority to instruct the Stock Escrow and Collateral Agent on behalf of that party unless written notice to the contrary is delivered to the Stock Escrow and Collateral Agent or unless the Stock Escrow and Collateral Agent has actual knowledge of the lack of power or authority.

(d)           The Stock Escrow and Collateral Agent shall not have any interest in the Stock Escrow Fund deposited hereunder and is serving as escrow holder only and having only possession and control thereof.  The Stock Escrow and Collateral Agent shall prepare and provide to the Senior Executives and Parent a monthly information statement of the Escrow Fund Earnings no later than the last calendar day in respect of the immediately preceding full calendar month (the “Monthly Earnings Statement”).

(e)           The Stock Escrow and Collateral Agent (and any successor to the Stock Escrow and Collateral Agent) may resign at any time upon thirty (30) days’ prior notice to the Senior Executives and Parent, and may be removed, with or without cause, by the consent of the Senior Executives and Parent upon 30 days’ prior written notice to the Stock Escrow and Collateral Agent.  Prior to the effective date of the resignation or removal of the Stock Escrow and Collateral Agent, the Senior Executives and Parent shall jointly appoint a successor escrow agent, which shall be a bank or trust company having offices in New York, New York and assets in excess of $1,000,000,000, to hold the Stock Escrow Fund, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.  No such resignation or removal shall discharge any liability or obligations of the Stock Escrow and Collateral Agent prior to the effective time of such resignation or removal.  If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Stock Escrow and Collateral Agent, the Stock Escrow and Collateral Agent shall first, place all of the Stock Escrow Fund at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent and second, if the court does not agree to act as successor agent or fails to appoint another entity to act as a successor escrow agent, deposit all of the

Stock Escrow Fund into the registry of any court of competent jurisdiction and notify Parent and the Senior Executives in writing of such deposit.  In the event that the Stock Escrow and Collateral Agent makes a deposit of the Stock Escrow Fund into the registry of a court in the manner specified in the preceding sentence, the Stock Escrow and Collateral Agent shall thereupon be discharged from all further duties as the Stock Escrow and Collateral Agent hereunder.  The Stock Escrow and Collateral Agent shall have the right to withhold an amount equal to any amount due and owing to the Stock Escrow and Collateral Agent, plus any costs and expenses the Stock Escrow and Collateral Agent shall reasonably believe may be incurred by the Stock Escrow and Collateral Agent in connection with the termination of the Escrow Agreement.  Any entity into which the Stock Escrow and Collateral Agent may be merged or converted or with which it may be consolidated, or any entity  to which all or substantially all the escrow business may be transferred, shall be the Stock Escrow and Collateral Agent under this Escrow Agreement without further act.

(f)            The Stock Escrow and Collateral Agent shall be paid compensation (as payment in full) for the services to be rendered by the Stock Escrow and Collateral Agent hereunder in accordance with the terms of Exhibit A hereto, the terms of which are incorporated herein by reference, and shall be reimbursed promptly upon receipt of a written invoice from the Stock Escrow and Collateral Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Stock Escrow and Collateral Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of one outside counsel, but not any fees or expenses allocated to its internal counsel).  The Stockholder Representative and the Senior Executives shall each be responsible for one-half of any such compensation and reimbursement to which the Stock Escrow and Collateral Agent is entitled.

(g)           In connection with any funds transfer, the Stock Escrow and Collateral Agent may rely solely upon any account numbers or similar identifying number provided by the other parties hereto, pursuant to joint written instructions, to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an order executed by such party using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.  The Stock Escrow and Collateral Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Stock Escrow and Collateral Agent pursuant to wiring or transfer instructions provided to the Stock Escrow and Collateral Agent by any party to this Agreement.

8.             Tax Matters.

(a)           Unless otherwise required by applicable Law, for United States federal, state and local tax purposes, the parties hereto agree to treat the Stock Escrow Fund as owned by the Senior Executives, and to file all tax returns on a basis consistent with such treatment.

(b)           All Escrow Fund Earnings shall be accounted for by the Stock Escrow and Collateral Agent separately from the amount originally deposited with the Stock Escrow and Collateral Agent.  Notwithstanding any provisions of this Agreement to the contrary, Escrow Fund Earnings shall be treated as having been received by the Senior Executives for United States federal and applicable state and local income tax purposes.  Unless otherwise required by applicable Law, the parties hereto agree that, for United States federal and applicable state and local income tax purposes, the Senior Executives shall report Escrow Fund Earnings as its income.

(c)           On or before the execution of this Agreement, each of Parent and the Senior Executives shall cause to be provided to the Stock Escrow and Collateral Agent a completed applicable Form W-9 (or successor form).  Except with respect to Form 1099s, the Stock Escrow and Collateral Agent shall have no authority or responsibility to prepare or file any federal, state or local tax return or report with respect to the Stock Escrow Fund or any earnings thereon.  This Section 8(c) shall survive notwithstanding any termination of this Agreement.

9.             Notices.  All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:

(i)            if to Parent, to

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Fax No.: (404) 676-8621

Attention: Chief Financial Officer

with copies to (which shall not constitute notice):

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Fax No.:  (404) 515-2546

Attention: General Counsel

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No.:  (212) 735-3000

Attention: Martha E. McGarry and Sean C. Doyle

(ii)           if to the Senior Executives, to:

c/o Energy Brands, Inc. d/b/a Glaceau

17-20 Whitestone Expressway

Whitestone, New York 11357

Fax No.:

Attention:

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax No.:  (212) 909-6836

Attention:  Jeffrey J. Rosen, Esq.

(iii)          if to the Stock Escrow and Collateral Agent, to:

[                                                                 ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

10.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York (other than its conflict of law principles to the extent that the application of the Laws of another jurisdiction would be required thereby, but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Agreement).

11.           Security Procedures.  In the event funds transfer instructions are given  whether in writing, by facsimile or otherwise, the Stock Escrow and Collateral Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Stock Escrow and Collateral Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Stock Escrow and Collateral Agent.  If the Stock Escrow and Collateral Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Stock Escrow and Collateral Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to [             ] or the Senior Executives, (“Executive Officers”).  Such Executive

Officer shall deliver to the Stock Escrow and Collateral Agent a fully executed incumbency certificate, and the Stock Escrow and Collateral Agent may rely upon the confirmation of anyone purporting to be any such officer.  The Stock Escrow and Collateral Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or the Senior Executive to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Stock Escrow and Collateral Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.  The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

12.           Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)           The parties irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby, (and each agrees that no such Action relating to this Supplemental Agreement or the transactions contemplated hereby shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Action arising out of this Supplemental Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York or that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c)           Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action directly or indirectly arising out of, under or in connection with this Supplemental Agreement or the transactions contemplated hereby, including the Merger.  Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of an Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this paragraph.

13.           Interpretation.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Solely as among the parties hereto other than the Stock Escrow and Collateral Agent, the Merger Agreement, as it may from time to time be amended, shall control in the event of any conflict or inconsistency with this Agreement.

14.           Entire Agreement; Modification, Waiver; Counterparts.  This Supplemental Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto or any of his respective affiliates and any other person with respect to the subject matter hereof.  The terms of this Supplemental Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.  This Supplemental Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

15.           Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.

16.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by either party hereto shall require the prior written consent of the other party, and any purported assignment or other transfer without such consent shall be void and unenforceable.

17.           Business Day.  If any day specified in this Agreement for the taking of action by the Stock Escrow and Collateral Agent shall not be a Business Day, then such action shall be taken on the next succeeding day that is a Business Day.

18.           Representations and Warranties.  Each of the Stock Escrow and Collateral Agent, Parent and the Senior Executives hereby represents and warrants (a) that this Agreement has been duly authorized and executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution and performance of this Agreement by such person does not and will not violate any applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE COCA-COLA COMPANY

By:
Name:
Title:
Tax ID Number:

By:
Name: J. Darius Bikoff
Tax ID Number:

By:
Name: Michael Repole
Tax ID Number:

By:
Name: Michael Venuti
Tax ID Number:

[ ]
as Stock Escrow and Collateral Agent

By:
Name:
Title:

EXHIBIT A

Fee Schedule

[To come]

SCHEDULE 1

[To come]

EXHIBIT A

Senior Executive	Account Number

[To come]	[To come]

DISCLOSURE SCHEDULES

Section 1.1(a)	Company Account
Section 2.8	Merger Consideration
Section 2.9(b)	Key Employee Escrow
Section 3.3(b)	Capitalization
Section 3.6	Financial Statements
Section 3.7	Accounts Receivable
Section 3.8	Indebtedness
Section 3.9	Undisclosed Liabilities
Section 3.10	Absence of Changes
Section 3.11(c)	Leases
Section 3.13(a)(i)	Affiliated Parties
Section 3.13(a)(iii)	Disposition or Acquisition of Material Assets
Section 3.13(a)(iv)	“Take or Pay” or Requirements
Section 3.13(a)(v)	Joint Ventures, Partnership, Profit Sharing, etc.
Section 3.13(a)(vi)	Company’s Acquisition of any Operating Business
Section 3.13(a)(vii)	Capital Leases
Section 3.13(a)(viii)	Assumption of Debt, Guarantees, etc.
Section 3.13(a)(ix)	Aggregate Payments over $250,000
Section 3.13(a)(x)	Commissions, Brokerages, Etc.
Section 3.13(a)(xi)	Capital Expenditures Over Threshold
Section 3.13(a)(xiii)	Grant of Exclusive Rights to Third Parties
Section 3.13(a)(xiv)	Granting or Receiving IP Rights from Third Parties
Section 3.13(a)(xvi)	Covenants Not to Compete
Section 3.13(a)(xvii)	Distribution Agreements
Section 3.13(a)(xviii)	Endorsement Agreements
Section 3.14	Legal Proceedings
Section 3.15(a)	Compliance with Laws
Section 3.15(b)	Material Permits
Section 3.16(a)	Regulatory Matters
Section 3.16(b)	Compliance with Food Laws
Section 3.17(a)	Employee Benefits
Section 3.17(i)	Employee Benefits
Section 3.17(j)	Employee Benefits
Section 3.18	Labor Matters
Section 3.19(a)(I)(i)	Patents and Patent Applications
Section 3.19(a)(I)(ii)	Trademarks and Domain Names
Section 3.19(a)(I)(iii)	Copyrights
Section 3.19(a)(I)(iv)	Formulae
Section 3.19(a)(I)(v)	Software
Section 3.19(a)(II)	Valid, Subsisting and Enforceable
Section 3.19(a)(III)	Actions to be Taken within Four Months of the Effective Date
Section 3.19(c)	Proceedings
Section 3.19(d)	Infringement, Misappropriation and Dilution
Section 3.19(e)	Jurisdictions

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Section 3.19(h)	Retained Rights
Section 3.19(j)	Privacy Claims
Section 3.21	Product Liability
Section 3.22	Distribution Agreements
Section 3.23	Major Suppliers and Customers
Section 3.24(i)	Bank Accounts
Section 3.24(ii)	Bank Accounts
Section 3.25(a)	Insurance
Section 3.26(a)	Related Party Transactions
Section 3.26(b)	Related Party Transactions
Section 5.1	Conduct of Business
Section 5.11	Related Party Transactions
Section 5.12	Employee Matters
Annex A	Merger Consideration Schedule
Annex B	Capitalization Table
Annex C	Financials

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